UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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UnitedHealth Group Incorporated
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9900 Bren Road East, Minnetonka, Minnesota 55343

April 22, 2016

Dear Shareholder:

We cordially invite you to attend our 2016 Annual Meeting of Shareholders. We will hold our meeting on Monday, June 6, 2016, at 10:00 a.m. Pacific Time at Anthony Marlon Auditorium, 2700 North Tenaya Way, Las Vegas, Nevada 89128. This is the operating site of our UnitedHealthcare plan servicing Nevada.

As a shareholder of UnitedHealth Group, you play an important role in our company by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Attached you will find a notice of meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:

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  How to obtain admission to the meeting if you plan to attend; and

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  Different methods you can use to vote your proxy, including by Internet, telephone and mail.

Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.

Sincerely,

Stephen J. Hemsley
Chief Executive Officer

Richard T. Burke
Chair of the Board

Notice of 2016 Annual Meeting of Shareholders

Date	June 6, 2016

Time	10:00 a.m. Pacific Time

Location	Anthony Marlon Auditorium 2700 North Tenaya Way Las Vegas, Nevada 89128

Record Date
April 8, 2016. Only shareholders of record of the Company's common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Items of Business

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To elect the ten nominees that are set forth in the attached proxy statement to the Company's Board of Directors.

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An advisory vote to approve the compensation paid to the Company's named executive officers as disclosed in the proxy statement.

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To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016.

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To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.

Admission to the Annual Meeting
To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification. You may attend the Annual Meeting by following the procedures described under Question 7 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

Proxy Voting
Important. Even if you plan to attend the Annual Meeting, we still encourage you to submit your proxy by Internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described under Question 13 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

Webcast
You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on "Investors" and then on the link to the webcast. See Question 10 of the "Questions and Answers About the Annual Meeting and Voting" section in the attached proxy statement.

By Order of the Board of Directors,

Dannette L. Smith
Secretary to the Board of Directors

April 22, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2016:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials.

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2015 are first being mailed to the Company's shareholders and made available on the Internet at www.unitedhealthgroup.com/proxymaterials on or about April 22, 2016. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

Business Results

We are a diversified health and well-being company whose mission is to help people live healthier lives and to make the health system work better for everyone. We achieved strong business results in 2015, including:

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  Revenues increased 20% to $157.1 billion from $130.5 billion in 2014;

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  Operating earnings increased 7% year-over-year to $11.0 billion, and net earnings attributable to UnitedHealth Group common shareholders remained strong at $5.8 billion and were supported by cash flows from operations of $9.7 billion;

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  Adjusted earnings per share1 increased 7% to $6.45 per share from $6.04 per share in 2014;

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  Return on equity exceeded 17% in 2015;

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  Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 18% in 2015 and 125% over the 2013-2015 time period;

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  Our annual dividend rate increased to $2.00 per share, paid quarterly, representing a 33% increase over the annual dividend rate of $1.50 per share paid quarterly since the second quarter of 2014;

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  We repurchased $1.2 billion in stock at an average price of $112.45 per share;

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  UnitedHealth Group was the top ranking company in the insurance and managed care sector on Fortune's 2016 "World's Most Admired Companies" list, based on 2015 results. This is the sixth consecutive year UnitedHealth Group has ranked No. 1 overall in its sector and the seventh year in a row the Company has been rated No. 1 in its sector for innovation;

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  UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 17th consecutive year;

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  Three UnitedHealth Group directors were included in the list of top ten directors in The Street article, "Here Are the 10 Directors You Want on Your Company's Board;" and

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  UnitedHealth Group was recognized for 2015 as a "Winning 'W' Company" by 2020 Women on Boards for having 20% of our Board seats held by women.

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Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

Corporate Governance

UnitedHealth Group is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement many practices, including the following:

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  Board Structure and Composition — Our directors are elected annually by a majority vote of our shareholders. We have an independent Chair of our Board of Directors, and eight of our ten directors are independent.

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  Nominating Advisory Committee — We have established a Nominating Advisory Committee comprised of long-term shareholders of the Company and a member of the medical community that provides our Nominating and Corporate Governance Committee (the "Nominating Committee") with additional input regarding desirable characteristics of director candidates and the composition of our Board.

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  Proxy Access — In February 2016, we amended our Bylaws to allow a shareholder or group of shareholders who have owned at least 3% of our common stock for at least three years, and who complies with specified procedural and disclosure requirements, to include in our proxy materials shareholder-nominated director candidates for up to 20% of the Board.

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  Chief Executive Officer ("CEO") Succession Planning — Our succession plan, which is reviewed annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

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  Stock Ownership Guidelines — Each of our executive officers and directors satisfied our stock ownership guidelines as of March 23, 2016. Mr. Hemsley, our CEO, directly owned shares equal to 312 times his base salary as of March 23, 2016.

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  Stock Retention Policy — We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award. Our directors are required to hold all equity awards granted until completion of service on the Board, or until they have met our stock ownership requirements.

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  Clawback Policy — We have adopted a clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

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  Independent Compensation Consultant — Our Compensation and Human Resources Committee (the "Compensation Committee") uses an independent compensation consultant, which performs no consulting or other services for the Company.

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  Political Contributions Disclosure — We disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees on our website and as required by law.

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  Environmental Policy — We seek to minimize our environmental impact and to heighten our employees' awareness of the importance of the environment.

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  Transactions in Company Securities — Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management.

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  Absence of Rights Plan — We do not have a shareholder rights plan, commonly referred to as a "poison pill."

See the "Corporate Governance" portion of this proxy statement for further information on our governance practices.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management's enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to mitigate and manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our executive compensation program uses a mix of base salary, annual and long-term cash incentives, equity awards and broad-based benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. Shareholders expressed strong support for our executive compensation program at our 2015 Annual Meeting of Shareholders, with more than 95% of the votes cast in favor of our say-on-pay proposal.

Our Overall Compensation Program Principles

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  Pay-for-performance — A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that drive shareholder value.

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  Enhance the value of the business — Incentive compensation is designed to favor the longer-term value of the Company and avoid excessive risk-taking.

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  Reward long-term growth and focus management on sustained success and shareholder value creation — Compensation of our executive officers is weighted toward equity and long-term cash awards that encourage sustained performance and positive shareholder returns.

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  Standard benefits and very limited perquisites — We provide standard employee benefits and very limited perquisites to our executive officers.

Summary of Compensation Paid to Stephen Hemsley, our CEO, in 2015

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  Base salary — $1.3 million, which is unchanged since 2006.

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  Cash incentive awards — Annual cash incentive award of $2.75 million and long-term cash incentive award of $922,000, which reflect the Company's performance against pre-set goals and continued strong leadership by Mr. Hemsley.

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  Equity awards — Performance shares with a target grant date fair value of $4.675 million, restricted stock units with a grant date fair value of $2.337 million and stock options with a grant date fair value of $2.337 million.

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  Company matching contributions — $142,425 under our 401(k) and executive savings plan.

At his request, Mr. Hemsley's total compensation is below the median for CEOs in the Company's peer group, even though the Board believes his performance has been outstanding. Information regarding compensation paid to each of our named executive officers in 2015 is described in the "Compensation Discussion and Analysis" section.

Strong Governance Standards in Oversight of Executive Compensation Policies

We maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

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  No excise tax gross-ups and very limited perquisites.

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  Performance-based compensation arrangements, including performance-based equity awards, that use a variety of performance measures, with different measures used for annual and long-term plans.

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  Double-trigger change in control arrangements for equity grants.

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  Our 2011 Stock Incentive Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.

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  Annual advisory shareholder votes to approve the Company's executive compensation.

Voting Matters and Vote Recommendations

Proposal		Board Recommendation	Reasons for Recommendation	More Information
1	Election of ten directors	FOR	The Board and Nominating Committee believe that the ten Board candidates possess the experience, skills, attributes and diversity to effectively monitor performance, provide oversight and advise management on the Company's strategy.	Page 5

2	Advisory Approval of the Company's Executive Compensation	FOR	Our executive compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.	Page 64

3	Ratification of Independent Registered Public Accounting Firm	FOR	Based on the Audit Committee's assessment of Deloitte & Touche's qualifications and performance, it believes that their retention for fiscal year 2016 is in the best interests of the Company.	Page 68

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating Committee analyzes, on an annual basis, director skills and attributes, and recommends to the Board of Directors appropriate individuals for nomination as Board members.

The Nominating Committee developed and maintains a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is based on the Company's strategic plan and is reviewed and updated by the Nominating Committee on a regular basis. The key features of the skills matrix are also discussed with members of our Nominating Advisory Committee and their feedback is considered by the Nominating Committee when it updates the skills matrix. The Nominating Committee evaluates Board candidates against the skills matrix when determining whether to recommend candidates for initial election to the Board and when determining whether to recommend currently serving directors for reelection to the Board.

The skills matrix has two sections — a list of core criteria that every member of the Board should meet and a list of skills and attributes to be represented collectively on the Board. The following are core director criteria that should be satisfied by each director or nominee:

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  Independence under the Company's Standards for Director Independence and New York Stock Exchange ("NYSE") listing requirements, subject to waiver by the Nominating Committee;

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  Service on no more than three other public company boards;

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  High integrity and ethical standards;

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  Standing and reputation in the individual's field;

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  Risk oversight ability with respect to the particular skills of the individual director;

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  Understanding of and experience with complex public companies or like organizations; and

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  Ability to work collegially and collaboratively with other directors and management.

Each of our director nominees has satisfied all the core director criteria set forth in the skills matrix, except that Dr. Bueno is not an independent director because he is the founder and CEO of Amil, and Mr. Hemsley is not an independent director because he is our CEO.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

The skills matrix provides further that the Board as a whole should represent a diverse group and have expertise in the substantive areas included in the following table, which indicates the director nominees with expertise in each area.

	Ballard	Bueno	Burke	Darretta	Hemsley	Hooper	Lawson	Renwick	Shine	Wilensky
Corporate Governance	•			•	•	•	•	•

Finance	•		•	•	•	•	•	•

Health Care Industry	•	•	•	•	•	•		•	•	•

Direct Consumer Markets				•			•	•

Social Media/Marketing		•					•	•

Diversity		•				•	•	•		•

Experience with Large Complex Organizations	•	•	•	•	•	•	•	•	•	•

Technology/Business Processes		•	•	•	•	•	•	•

Clinical Practice		•							•

Political/Health Care Policy/Regulatory	•	•	•		•				•	•

Capital Markets	•	•		•	•		•	•

The lack of a • for a particular area does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the • indicates that the area is a specific qualification, skill or experience that the director brings to the Board.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

Our Nominating Committee strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable experience with our Company and familiarity with the successes achieved and challenges it has faced over the years, while newer directors bring fresh perspectives and ideas. Tenure of the director nominees is as follows:

Board Diversity

UnitedHealth Group embraces and encourages a culture of diversity and inclusion. We believe that valuing diversity makes good business sense and helps to ensure our future success. Diversity is included as one of the collective attributes in our director skills matrix. Our Board has not adopted a formal definition of diversity.

Our Board assesses its overall effectiveness through an annual evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including the diversity of its members.

Although the Board does not establish specific goals with respect to diversity, the Board's overall diversity is a consideration in the director nomination process. For this year's election, the Board has nominated ten individuals; all are incumbent nominees who collectively bring tremendous diversity to the Board. Each nominee is a strategic thinker and has varying, specialized experience in the areas that are relevant to the Company and its businesses. Moreover, their collective experience covers a wide range of countries, geographies and industries, including health care, insurance, consumer products, technology and financial services, including roles in academia and government. The ten director nominees range in age from 60 to 81 and two of the ten director nominees are women; one is African American; and three are citizens of other countries including Brazil, New Zealand and the United Kingdom.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

Nominating Advisory Committee

The Board of Directors formed the Nominating Advisory Committee in 2006 to provide the Nominating Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. The Nominating Committee considers, but is not bound by, input provided by the Nominating Advisory Committee. The Nominating Advisory Committee currently includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee. The Nominating Advisory Committee met in March 2015. A description of the Nominating Advisory Committee, including a description of how the members of the committee are nominated and selected, can be found on our website at www.unitedhealthgroup.com.

Process for Identifying and Evaluating Nominees; Shareholder Recommendations for Director Candidates

In assessing currently serving directors for potential re-nomination, the Nominating Committee reviews the directors' overall performance on the Board of Directors and other relevant factors, including the factors listed above under "Criteria for Nomination to the Board."

In considering potential candidates for election to the Board, the Nominating Committee, with input from the full Board of Directors, assesses the potential candidate's qualifications and how these qualifications fit with the desired composition of the Board of Directors as a whole. The Nominating Committee considers views expressed by members of the Nominating Advisory Committee and other shareholders regarding skill sets that would be valuable for a new director to possess. The Nominating Committee has an outside firm on retainer to assist in identifying and evaluating director candidates. The Nominating Committee will also consider recommendations submitted by shareholders for director candidates. Recommendations should be directed to the Secretary to the Board of Directors. None of the Company's shareholders recommended candidates for the Board of Directors in connection with the 2016 Annual Meeting.

Shareholder Director Candidates for Inclusion in our Proxy Statement (Proxy Access)

Our Bylaws provide a shareholder or group of shareholders (of up to 20) who have owned at least 3% of our common stock for at least three years the ability to include in our proxy statement shareholder-nominated director candidates for up to 20% of the Board. To be eligible to use this right, the shareholder(s) and the candidate(s) must satisfy the requirements specified in our Bylaws. Our Bylaws are available at www.unitedhealthgroup.com/About/CorporateGovernance.aspx. For the 2017 Annual Meeting, director nominations submitted under these Bylaw provisions must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than November 23, 2016 and no later than December 23, 2016.

Shareholder Nominations of Director Candidates at a Meeting

Our shareholders may also nominate candidates for election to the Board of Directors from the floor of our Annual Meeting of Shareholders, instead of including the director candidate in our proxy statement. Shareholders may nominate director candidates by submitting timely written notice to the Secretary to the Board in accordance with our Bylaws. The notice must include the information required by our Bylaws, which are available at www.unitedhealthgroup.com. For the 2017 Annual Meeting, this notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than February 6, 2017 and no later than March 8, 2017.

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2016 Director Nominees

Our Certificate of Incorporation and Bylaws provide that each member of our Board of Directors is elected annually by a majority of votes cast if the election is uncontested. The Board of Directors has nominated the ten directors set forth below for election by the shareholders at the 2016 Annual Meeting. All of the nominees were elected by our shareholders at the 2015 Annual Meeting. All of the nominees have informed the Board that they are willing to serve as directors if elected. If any nominee should decline or become unable to serve as a director for any reason, the persons named as proxies will elect a replacement.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.

Name	Age	Director Since
William C. Ballard, Jr.	75	1993

Edson Bueno, M.D.	72	2012

Richard T. Burke	72	1977

Robert J. Darretta	69	2007

Stephen J. Hemsley	63	2000

Michele J. Hooper	64	2007

Rodger A. Lawson	69	2011

Glenn M. Renwick	60	2008

Kenneth I. Shine, M.D.	81	2009

Gail R. Wilensky, Ph.D.	72	1993

The director nominees, if elected, will serve until the 2017 Annual Meeting or until their successors are elected and qualified. Following is a brief biographical description of each director nominee. A table listing the areas of expertise in the skills matrix that are held by each director and that, in part, led the Board to conclude that each respective director should continue to serve as a member of the Board is included on page 6.

William C. Ballard, Jr.	Age 75	Director since 1993

Mr. Ballard served as Of Counsel to Bingham Greenebaum Doll LLP (formerly Greenebaum Doll & McDonald PLLC), a law firm in Louisville, Kentucky, from 1992 until 2008. In 1992, Mr. Ballard retired from Humana, Inc., a company operating managed health care facilities, after serving with Humana in various roles for 22 years, including as the Chief Financial Officer ("CFO") and a director. In the past five years, he also served as a director of Welltower,  Inc. (formerly Health Care REIT, Inc.).

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

Edson Bueno, M.D.	Age 72	Director since 2012

Dr. Bueno is the founder and CEO of Amil Assistência Médica Internacional S.A., formerly Amil Participações S.A. ("Amil"), in which UnitedHealth Group owns a 90% interest. Founded in 1978, Amil is the largest health care company in Brazil. Dr. Bueno holds a medical degree from the Federal University of Rio de Janeiro, with specialization in general surgery. He has attended courses in the Business Administration program at the Pontifical Catholic University of Rio de Janeiro and management programs at Harvard Business School.
Richard T. Burke	Age 72	Director since 1977

Mr. Burke is Chair of the Board of Directors of UnitedHealth Group, has been a member of our Board since 1977, and was CEO of UnitedHealthcare, Inc., our predecessor corporation, until 1988. From 1995 until 2001, Mr. Burke was the owner, CEO and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke currently serves as a director of Meritage Homes Corporation.
Robert J. Darretta	Age 69	Director since 2007

Mr. Darretta is the retired Vice Chair of the Board of Directors, CFO and member of the Executive Committee of Johnson & Johnson, a health care products company. Mr. Darretta served as CFO and a member of the Executive Committee from 1997 to 2007 and as Vice Chair from 2004 to 2007. Mr. Darretta joined Johnson & Johnson in 1968. Mr. Darretta currently serves as a trustee for certain Putnam mutual funds.
Stephen J. Hemsley	Age 63	Director since 2000

Mr. Hemsley is CEO of UnitedHealth Group and has served in that capacity since 2006. He has been a member of the Board of Directors since 2000. Mr. Hemsley joined the Company in 1997 as Senior Executive Vice President and became Chief Operating Officer in 1998. Mr. Hemsley served as President and Chief Operating Officer from 1999 to 2006 and as President and CEO from 2006 to November 2014. Mr. Hemsley currently serves as a director of Cargill, Inc.
Michele J. Hooper	Age 64	Director since 2007

Ms. Hooper is President and CEO of The Directors' Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and CEO of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. Ms. Hooper currently serves as a director of PPG Industries, Inc. In the past five years, she also served as a director of AstraZeneca plc. and Warner Music Group Corp.

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Rodger A. Lawson	Age 69	Director since 2011

Mr. Lawson served as President of Fidelity, a mutual fund and financial services company, from 2007 to 2010. Prior to joining Fidelity, Mr. Lawson was Vice Chairman of Prudential Financial from 2002 to 2007 where he was responsible for the International Operating Division and for Global Marketing Communications. Mr. Lawson served as Executive Vice President of Prudential from 1996 to 2002. Prior to joining Prudential, Mr. Lawson was President and CEO of VanEck Global from 1994 to 1996. Mr. Lawson was Managing Director and Partner-in-Charge of Private Global Banking and Mutual Funds at Bankers Trust from 1992 to 1994. Mr. Lawson was a Managing Director and CEO at Fidelity Investments-Retail from 1985 to 1991, and President and CEO at Dreyfus Service Corporation from 1982 to 1985. Mr. Lawson currently serves as Chair of the Board of Directors of E*TRADE Financial Corporation.
Glenn M. Renwick	Age 60	Director since 2008

Mr. Renwick is Chair of the Board of Directors, President and CEO of The Progressive Corporation, an auto insurance holding company. Before being named President and CEO in 2001, Mr. Renwick served as CEO-Insurance Operations and Business Technology Process Leader at Progressive from 1998 to 2000. Prior to that, he led Progressive's Consumer Marketing group and served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. Mr. Renwick also currently serves as a director of Fiserv, Inc.
Kenneth I. Shine, M.D.	Age 81	Director since 2009

Dr. Shine has been Professor of Medicine at the Dell Medical School within the University of Texas System (the "UT System"), which consists of nine academic campuses and six health institutions, since June 2015. He served as the Special Advisor to the Chancellor for Health Affairs of the UT System from September 2013 to June 2015, as Executive Vice Chancellor for Health Affairs of the UT System from 2003 to September 2013, and as interim Chancellor of the UT System from 2008 to February 2009. Dr. Shine served as President of the Institute of Medicine at the National Academy of Sciences from 1992 until 2002. From 1993 until 2003, Dr. Shine served as a Clinical Professor of Medicine at the Georgetown University School of Medicine. From 1971 until 1992, Dr. Shine served in several positions at the University of California at Los Angeles School of Medicine, with his final position being Dean and Provost, Medical Sciences, and he continues to hold the position of Professor of Medicine Emeritus. Dr. Shine also served as Chair of the Council of Deans of the Association of American Medical Colleges from 1991 until 1992 and as President of the American Heart Association from 1985 until 1986. He is a nationally recognized cardiologist.
Gail R. Wilensky, Ph.D.	Age 72	Director since 1993

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From 2008 to 2009, Dr. Wilensky was President of the Department of Defense Health Board and chaired its sub-committee on health care delivery. From 2006 to 2008, Dr. Wilensky co-chaired the Department of Defense Task Force on the Future of Military Health Care. During 2007 she also served as a commissioner on the President's Commission on Care for America's Returning Wounded Warriors. From 2001 to 2003, she was the Co-Chair of the President's Task Force to Improve Health Care for our Nation's Veterans. From 1997 to 2001, she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H. W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is a nationally recognized health care economist. Dr. Wilensky currently serves as a director of Quest Diagnostics Incorporated. In the past five years, she has also served as a director of Cephalon, Inc. and SRA International Inc.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

DIRECTOR COMPENSATION

Our director compensation and benefit program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company's Board of Directors. The Compensation Committee reviews the compensation level of our non-employee directors on an annual basis and makes recommendations to the Board of Directors. In June 2015, the Compensation Committee, with the advice of its independent compensation consultant, undertook an annual review of the structure and philosophy of the director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by the Company's director compensation program as compared to the Company's general industry peer group and also the four large publicly traded managed health care companies. Following this review, the Compensation Committee recommended, and the Board approved, the following:

  •
  an increase in the annual grant of deferred stock units awarded to non-employee directors from $150,000 to $175,000 effective as of July 1, 2015 (2015 amounts to be prorated for the remainder of the calendar year); and

  •
  effective January 1, 2016, for directors who have satisfied the Company's stock ownership requirements, the ability to elect to take grants of deferred stock units in shares of common stock or to elect to convert cash compensation into shares of common stock.

The Compensation Committee's recommendations, and the Board's subsequent approval, were made after considering the results of the market practices review and the complexity of the Company's structure and operations. This increase in deferred stock units is the only increase in the compensation paid to all non-employee directors since the director compensation program was restructured in 2009.

The following table highlights the material elements of our director compensation program for 2015:

Compensation Element	Compensation Value
Annual Cash Retainer	$125,000

Annual Audit Committee Chair Cash Retainer	$ 25,000

Annual Compensation Committee Chair Cash Retainer	$ 20,000

Annual Nominating Committee Chair Cash Retainer	$ 15,000

Annual Public Policy Committee Chair Cash Retainer	$ 15,000

Annual Board Chair Cash Retainer	$300,000

Annual Equity Award	$175,000 aggregate fair value of deferred stock units*

Equity Conversion Program	Cash compensation converted into common stock or DSUs at the director's election

*
Effective July 1, 2015, the annual deferred stock unit award amount was increased from $150,000 to $175,000.

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Cash Compensation

Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter, and subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units ("DSUs") in lieu of their cash compensation or defer receipt of their cash compensation to a later date pursuant to the Directors' Compensation Deferral Plan ("Director Deferral Plan").

Equity-Based Compensation

Non-employee directors receive annual grants of DSUs under the 2011 Stock Incentive Plan having an annual aggregate fair value of $175,000. The grants are in consideration of general service and responsibilities and required meeting preparation. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $43,750 (the quarterly value of the annual equity award) by the closing stock price on the grant date, rounded up to the nearest share.

The DSUs immediately vest upon grant, and non-employee directors are required to retain all DSUs granted until completion of their service on the Board of Directors. Upon completion of service, the DSUs convert into an equal number of shares of the Company's common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan.

If a director elects to convert his or her cash compensation into DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director and immediately vest upon grant. The director receives the number of DSUs equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share.

The Company pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders and are subject to the same vesting conditions as the underlying grant.

Stock Ownership Guidelines

Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of the Company's common stock (excluding stock options, but including vested deferred stock units and vested restricted stock units) having a fair market value equal to five times the directors' annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the Board of Directors. All of our non-employee directors have met the stock ownership requirement.

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Director Deferral Plan

Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a collection of unaffiliated mutual funds as measuring investments. Subject to certain additional rules set forth in the Director Deferral Plan, a participating director may elect to receive the distribution in one of the following ways:

  •
  a series of five or ten annual installments following the completion of his or her service on the Board of Directors;

  •
  a delayed lump sum following either the fifth or tenth anniversary of the completion of his or her service on the Board of Directors;

  •
  for cash deferrals, an immediate lump sum upon the completion of his or her service on the Board of Directors; or

  •
  pre-selected amounts to be distributed on pre-selected dates while the director remains a member of the Board of Directors.

The Director Deferral Plan does not provide for matching contributions by the Company.

Other Compensation

We reimburse directors for any out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors but only if the director is not eligible for coverage under another group health care benefit program. Health care coverage is provided generally on the same terms and conditions as current employees. Upon retirement from the Board of Directors, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company's post-employment medical plan for up to a total of 96 months if they are otherwise eligible.

The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.

Our corporate aircraft use policy prohibits personal use of corporate aircraft by any director. Because there is essentially no incremental cost to the Company, however, the policy does permit a director's family member to accompany the director on a business flight on Company aircraft provided a seat is available.

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2015 Director Compensation Table

The following table provides summary information for the year ended December 31, 2015 relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2015. Mr. Hemsley and Dr. Bueno are employee directors and do not receive additional compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
William C. Ballard, Jr.	125,000	156,528	—	—	18,000	299,528

Richard T. Burke	425,000	156,528	—	—	24,177	605,705

Robert J. Darretta	125,000	156,602	—	—	—	281,602

Michele J. Hooper	140,000	156,528	—	—	18,490	315,018

Rodger A. Lawson	145,000	156,528	—	—	24,159	325,687

Douglas W. Leatherdale(6)	83,792	100,838	—	—	3,000	187,630

Glenn M. Renwick	150,000	156,424	—	—	18,000	324,424

Kenneth I. Shine, M.D.	125,000	156,528	—	—	18,000	299,528

Gail R. Wilensky, Ph.D.	140,000	156,528	—	—	18,000	314,528

(1)
Mr. Darretta and Mr. Renwick elected to convert 2015 cash compensation into 1,098 and 1,317 deferred stock units, respectively. Mr. Leatherdale elected to defer all 2015 cash compensation under the Director Deferral Plan.

(2)
The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2015 computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The amounts reported include for each director the aggregate grant date fair value of the annual equity award of deferred stock units granted in quarterly installments. The amounts reflect the value of fractional shares issued with the quarterly installments as we round grants of deferred stock units up to the nearest whole share. For Messrs. Darretta and Renwick, we combined the cash compensation they elected to convert into deferred stock units on a quarterly basis and the value of the quarterly deferred stock unit grant prior to determining the number of deferred stock units to be granted each quarter.

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The aggregate grant date fair values of the stock awards granted in 2015 (including, for Messrs. Darretta and Renwick, the deferred stock units issued in lieu of cash compensation) computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date, are as follows:

Name	January 2, 2015 ($)	April 1, 2015 ($)	July 1, 2015 ($)	October 1, 2015 ($)
William C. Ballard, Jr.	37,591	37,584	37,508	43,845
Richard T. Burke	37,591	37,584	37,508	43,845
Robert J. Darretta*	68,833	68,826	68,846	75,097
Michele J. Hooper	37,591	37,584	37,508	43,845
Rodger A. Lawson	37,591	37,584	37,508	43,845
Douglas W. Leatherdale	37,591	37,584	25,663	—
Glenn M. Renwick*	75,081	75,051	75,015	81,277
Kenneth I. Shine, M.D.	37,591	37,584	37,508	43,845
Gail R. Wilensky, Ph.D.	37,591	37,584	37,508	43,845
*
Includes the value of deferred stock units issued upon conversion of annual cash retainer as described in footnote 1 above of $125,000 for Mr. Darretta and $150,000 for Mr. Renwick.

As of December 31, 2015, our non-employee directors held outstanding deferred stock unit awards as follows:

Name	Deferred Stock Units
William C. Ballard, Jr.	19,139
Richard T. Burke	19,139
Robert J. Darretta	35,752
Michele J. Hooper	25,511
Rodger A. Lawson	17,616
Douglas W. Leatherdale	0
Glenn M. Renwick	36,612
Kenneth I. Shine, M.D.	27,569
Gail R. Wilensky, Ph.D.	19,139
(3)
The Company did not grant stock option awards to directors in 2015. As of December 31, 2015, our non-employee directors held outstanding (and unexercised) stock option awards as follows: Mr. Ballard — 73,000 stock options; Mr. Burke — 97,630 stock options; Mr. Darretta — 56,621 stock options; Ms. Hooper — 35,000 stock options; Mr. Leatherdale — 69,960 stock options; Mr. Renwick — 33,929 stock options; Dr. Shine — 625 stock options; and Dr. Wilensky — 81,150 stock options.

(4)
The Director Deferral Plan does not credit above-market earnings or preferential earnings to the amounts deferred. There are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(5)
In 2015, the Company matched charitable contributions made by directors to charitable organizations selected by directors pursuant to the Company's Board Matching Program as follows: Mr. Ballard — $15,000; Mr. Burke — $15,000; Ms. Hooper — $15,000; Mr. Lawson — $15,000; Mr. Renwick — $15,000; Dr. Shine — $15,000; and Dr. Wilensky — $15,000. In 2015, the Company also made a $3,000 contribution to a charitable organization selected on behalf of the following directors in lieu of 2014 holiday gifts: Mr. Ballard, Mr. Burke, Ms. Hooper, Mr. Lawson, Mr. Leatherdale, Mr. Renwick, Dr. Shine and Dr. Wilensky. We also paid $6,177, $490 and $6,159 in health care premiums on behalf of Mr. Burke, Ms. Hooper and Mr. Lawson, respectively.

(6)
Mr. Leatherdale retired from our Board of Directors on June 1, 2015 and his deferred stock units were paid in shares of common stock in accordance with the terms of the deferred stock units.

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CORPORATE GOVERNANCE

Overview

UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct. Important documents reflecting this commitment are listed below.

Corporate Governance Documents
✓	Certificate of Incorporation	✓	Code of Conduct: Our Principles of Ethics & Integrity
✓	Bylaws	✓	Related-Person Transactions Approval Policy
✓	Principles of Governance	✓	Board of Directors Communication Policy
✓	Board of Directors Committee Charters	✓	Political Contributions Policy
✓	Standards for Director Independence	✓	Corporate Environmental Policy

You can access these documents at www.unitedhealthgroup.com to learn more about our corporate governance practices. We will also provide copies of any of these documents without charge upon written request to the Company's Secretary to the Board of Directors. Our key corporate governance practices are highlighted below.

Board Structure and Shareholder Rights

  •
  All members of our Board of Directors are elected annually by our shareholders.

  •
  Our Certificate of Incorporation provides that, in an uncontested election, each director must be elected by a majority vote. To address a provision in Delaware law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes "for" than "against" his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote.

  •
  In February 2016, we amended our Bylaws to provide eligible shareholders the right to include shareholder director nominees representing up to 20% of the Board in our proxy statement.

  •
  Our Certificate of Incorporation and Bylaws do not have any supermajority shareholder approval provisions.

  •
  We have a non-executive, independent Chair of the Board. If a future Chair of the Board is not independent, a Lead Independent Director will be appointed by a majority vote of the independent directors.

Board and Board Committee Composition and Performance

  •
  All members of our Audit Committee are "audit committee financial experts" as defined by the Securities and Exchange Commission ("SEC").

  •
  A non-management director may not serve on more than three other public company boards of directors.

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  •
  Our directors are required to offer their resignations upon a change in their primary careers.

  •
  Our Board of Directors and each Board committee regularly conduct executive sessions of non-management directors. Our Chair of the Board presides over each executive session of non-management directors. Committee Chairs preside over executive sessions of their respective committees.

  •
  Our Board of Directors and Board committees have the authority to retain independent advisors.

  •
  Our Board of Directors and Board committees conduct performance reviews annually.

  •
  All directors are required to complete a specified level of director training.

Guidelines and Board Policies

  •
  Our Board of Directors has developed our CEO succession plan with input from our CEO and reviews the plan annually. The CEO succession plan has two components: one addressing emergency or unanticipated loss of our CEO and one addressing longer-term succession. Material features of this plan include identification of Board members to lead the succession process, identification and development of internal candidates and identification of external resources necessary to ensure a successful transition.

  •
  We maintain stock ownership and retention guidelines for directors and executive officers. See "Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Executive Stock Ownership Guidelines and Stock Retention Policy," "Director Compensation — Equity-Based Compensation" and "Director Compensation — Stock Ownership Guidelines" for further information.

  •
  We have a related-person transactions approval policy regarding the review, approval and ratification by our Audit Committee of all related-person transactions. See "Certain Relationships and Transactions."

  •
  We have a clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement or, in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions. See "Compensation Discussion and Analysis — Elements of Our Compensation Program — Other Compensation Practices — Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks."

  •
  We have a political contributions policy that is overseen by our Public Policy Strategies and Responsibility Committee (the "Public Policy Committee"). The Company's political contributions and public advocacy efforts and the contributions of our federal and state political action committees are disclosed on our website.

  •
  We have an environmental policy that outlines our focus on minimizing our impact on the environment and creating a Company culture that heightens our employees' awareness of the importance of preserving the environment and conserving energy and natural resources.

  •
  Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management.

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  •
  Our Board of Directors believes that effective Board-shareholder communication strengthens the Board of Directors' role as an active, informed and engaged fiduciary, so we have a communication policy that outlines how shareholders and other interested parties may communicate with the Board of Directors. See "Corporate Governance — Communication with the Board of Directors."

  •
  A Nominating Advisory Committee comprised of representatives from the shareholder and medical communities provides input into the composition of our Board of Directors.

Independent Auditors

  •
  Our shareholders annually ratify the appointment of our independent registered public accounting firm.

  •
  The non-audit and non-audit-related fees paid to our independent registered public accounting firm were less than 7% of total fees paid to that firm by the Company in 2015.

Principles of Governance

Our Certificate of Incorporation and Bylaws, together with Delaware law and NYSE and SEC rules, govern the Company. Our Principles of Governance set forth many of the practices, policies and procedures that provide the foundation for our commitment to strong corporate governance. The policies and practices covered in our Principles of Governance include shareholder rights and proxy voting; structure, composition and performance of the Board of Directors; stock ownership and retention requirements; Board of Directors operation; individual director responsibilities; and Board committees. Our Principles of Governance are reviewed at least annually by our Nominating Committee and are revised as necessary.

Code of Conduct: Our Principles of Ethics & Integrity

The Code of Conduct: Our Principles of Ethics & Integrity is posted on our website and covers our principles and policies related to business conduct, conflicts of interest, public disclosure, legal compliance, reporting and accountability, corporate opportunities, confidentiality, fair dealing and protection and proper use of Company assets. Any waiver of the Code of Conduct for the Company's executive officers, senior financial officers or directors may be made only by the Board of Directors or a committee of the Board. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for an executive officer or director on our website.

Compliance and Ethics

We strongly encourage employees to raise ethics and compliance concerns, including concerns about accounting, internal controls or auditing matters. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including by telephone or online, and individuals may choose to remain anonymous in jurisdictions where anonymous reporting is permissible. We prohibit retaliatory action against any individual who in good faith raises concerns or questions regarding ethics and compliance matters or reports suspected violations. We train all employees and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues. In our 2015 employee survey, 97% of employees said they knew what to do if they believed unethical behavior or misconduct occurred in their work area.

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Director Independence

Our Board of Directors has adopted the Company's Standards for Director Independence, which are available on our website at www.unitedhealthgroup.com. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.

Our Board of Directors has determined that William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Michele J. Hooper, Rodger A. Lawson, Glenn M. Renwick, Kenneth I. Shine, M.D. and Gail R. Wilensky, Ph.D. are each "independent" under the NYSE rules and the Company's Standards for Director Independence and have no material relationships with the Company that would prevent the directors from being considered independent. Stephen J. Hemsley, the Company's CEO, and Edson Bueno, M.D., founder and CEO of Amil, are not independent directors.

In determining independence, the Board of Directors considered, among other factors, the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) and their affiliated companies. The Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and also considered charitable contributions that the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the Board of Directors evaluated the following relationships and determined that such relationships were in the normal course of business and did not impair the directors' ability to exercise independent judgment:

  •
  Mr. Burke is an owner of Rainy Partners, LLC. Rainy Partners is a customer of the Company and paid the Company premiums for health insurance of approximately $183,300 in 2015. These premiums were determined on the same terms and conditions as premiums for other comparable customers.

  •
  Dr. Shine is a Professor of Medicine at the Dell Medical School within the University of Texas System (the "UT System"), which includes six health institutions. The health institutions participate in the Company's broad national network of hospitals and physicians and other care providers. In 2015, we paid the UT System approximately $138.8 million for medical and related expenses on behalf of consumers who obtain health insurance from us, $145,500 for grants and clinical trials and $127,900 for tuition payments for employees. The UT System paid the Company approximately $1.5 million for coding manuals and software products in 2015. The aggregate amount of these transactions represents 1.11% of the 2015 operating revenues of the UT System. In aggregate, our self-funded customers paid approximately $380.5 million to the UT System for health care services on behalf of their employees and health plan participants. Dr. Shine is neither directly nor indirectly involved in the relationship between the UT System and the Company or the customers of the Company. Dr. Shine has no direct responsibilities for any contractual or other relationships with the Company or its competitors. The UT System has established a process pursuant to which Dr. Shine will not have access to any information that is maintained by the UT System that could be used to benefit or provide an advantage to the Company.

  •
  Dr. Wilensky is a Senior Fellow of Project HOPE. In 2015, Project HOPE paid the Company approximately $1.3 million for premiums for health insurance. These premiums were determined on the same terms and conditions as premiums and fees for other comparable customers. Dr. Wilensky is neither directly nor indirectly involved in the relationship.

The Board of Directors also considered relationships between the Company and organizations on which our non-employee directors or their immediate family members serve only as directors and determined that such relationships did not impair the directors' exercise of independent judgment.

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Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chair of the Board or a Lead Independent Director. Richard T. Burke serves as our independent Chair. The Company believes the current leadership structure delineates the separate roles of managers and directors. Our CEO sets the strategic direction for the Company, working with the Board, and provides day-to-day leadership; our independent Chair of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO. In addition to these overall differences in duties, our Principles of Governance outline the specific duties of the Chair of the Board or a Lead Independent Director, including:

  •
  Chairing all meetings of the Board at which the Chair is present (Chair of the Board duty only);

  •
  Working with the CEO on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings;

  •
  Coordinating the preparation of agendas and materials for executive sessions of the Board's non-management directors;

  •
  Scheduling and leading the executive sessions of the Board's non-management directors;

  •
  Defining the scope, quality, quantity and timeliness of the flow of information between Company management and the Board that is necessary to effectively and responsibly perform their duties;

  •
  Leading the Board process for hiring, terminating and evaluating the performance of the Company's CEO and working with the Chair of the Compensation Committee on the process for compensating and evaluating the CEO;

  •
  Recommending outside advisors and consultants, as necessary, who report directly to the Board on Board-related issues;

  •
  Serving as an ex-officio member of each committee and working with the Board Committee Chairs on the performance of their designated roles and responsibilities;

  •
  Interviewing, along with the Chair of the Nominating Committee, all Board candidates and making director candidate recommendations to the Nominating Committee;

  •
  Assisting the Board and the Company in assuring compliance with and implementation of the Company's Principles of Governance;

  •
  Coordinating the performance evaluations of the Board and the Board committees in conjunction with the Committee Chairs and the Nominating Committee;

  •
  Working with the Nominating Committee on the membership of Board committees; and

  •
  Being available for communications with shareholders, as needed.

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Risk Oversight

Enterprise-Wide Risk Oversight

Our Board of Directors oversees management's enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Each director on our Board is required to have risk oversight ability for each skill and attribute the director possesses that is reflected in the collective skills section of our director skills matrix described in "Proposal 1 — Election of Directors — Director Nomination Process — Criteria for Nomination to the Board" above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:

  •
  The Audit Committee oversees management's internal controls and compliance activities. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company, including risks disclosed in the Company's Annual Report on Form 10-K. The enterprise risk management function assists the Company in identifying and assessing the Company's material risks. The Company's General Auditor, who reports to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. The Audit Committee receives periodic reports on the enterprise risk management function. In connection with its risk oversight role, the Audit Committee regularly meets privately with representatives from the Company's independent registered public accounting firm and the Company's CFO, General Auditor and Chief Legal Officer;

  •
  The Compensation Committee oversees risk associated with our compensation practices and plans;

  •
  The Nominating Committee oversees Board processes and corporate governance-related risk; and

  •
  The Public Policy Committee oversees risk associated with the public policy arena, including health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the Committee Chairs regarding their work. In addition, discussions about the Company's strategic plan, consolidated business results, capital structure, merger and acquisition-related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration. Our current Board of Directors' leadership structure separates the positions of CEO and Chair of the Board. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives.

Enterprise-Wide Incentive Compensation Risk Assessment

Our Compensation Committee requested that management conduct a risk assessment of the Company's enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2015 for the presence of potential design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units' revenues, and the presence of other design features that serve to mitigate excessive risk-taking, such as the Company's clawback policy, stock ownership guidelines, multiple performance measures and similar features. The Compensation Committee also receives an annual report on the Company's compliance with its equity award program controls.

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After considering the results of the risk assessment, management concluded that the level of risk associated with the Company's enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at its February 2016 meeting. Please see "Compensation Discussion and Analysis" for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All ten directors attended the 2015 Annual Meeting. During the year ended December 31, 2015, the Board of Directors held ten meetings. All directors attended at least 75% of the meetings of the Board and any Board committees of which they were members in 2015.

Board Committees

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Public Policy Committee. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually. The following table identifies the members of each committee as of March 23, 2016:

*
Mr. Burke is the Chair of the Board and ex-officio member of the Audit Committee, Compensation Committee and Public Policy Committee. As an ex-officio member, Mr. Burke has a standing invitation to attend each Board committee meeting, but does not count for quorum purposes or vote on committee matters.

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Audit Committee	Meetings Held in 2015: 10
Committee Members:
Glenn M. Renwick (Chair), Robert J. Darretta and Michele J. Hooper
Primary Responsibilities:

The Audit Committee has responsibility for the selection and retention of the independent registered public accounting firm and assists the Board of Directors by overseeing financial reporting and internal controls and public disclosure. The Audit Committee reviews and assesses the effectiveness of the Company's policies, procedures and resource commitment in the areas of compliance, ethics, privacy and data security, by interacting with personnel responsible for these functions. The Audit Committee also oversees management's processes to identify and quantify material risks facing the Company. The Audit Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel.
Independence:

Each of the Audit Committee members is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined that Messrs. Renwick and Darretta and Ms. Hooper are "audit committee financial experts" as defined by the SEC rules.

Compensation Committee	Meetings Held in 2015: 5
Committee Members:
Rodger A. Lawson (Chair), William C. Ballard, Jr. and Gail R. Wilensky, Ph.D.
Primary Responsibilities:

The Compensation Committee is responsible for overseeing our policies and practices related to total compensation for executive officers, the administration of our incentive and equity-based plans and the risk associated with our compensation practices and plans. The Compensation Committee also establishes our employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company's stock ownership guidelines.
Independence:

Each of the Compensation Committee members is an independent director under the NYSE listing standards and the SEC rules, a non-employee director under the SEC rules and an outside director under the Internal Revenue Code of 1986 (the "Internal Revenue Code").

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Nominating Committee	Meetings Held in 2015: 3
Committee Members:
Michele J. Hooper (Chair), William C. Ballard, Jr. and Richard T. Burke
Primary Responsibilities:

The Nominating Committee's duties include identifying and nominating individuals to be proposed as nominees for election as directors at each Annual Meeting or to fill Board vacancies, conducting the Board evaluation process, evaluating the categorical standards which the Board of Directors uses to determine director independence, and monitoring and evaluating corporate governance. The Nominating Committee also oversees Board processes and corporate governance-related risk.
Independence:
Each of the Nominating Committee members is an independent director under the NYSE listing standards.

Public Policy Committee	Meetings Held in 2015: 4
Committee Members:
Gail R. Wilensky, Ph.D. (Chair), Edson Bueno, M.D. and Kenneth I. Shine, M.D.
Primary Responsibilities:

The Public Policy Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to the Company's public policy, health care reform and modernization activities, political contributions, government relations, community and charitable activities and corporate social responsibility. The Public Policy Committee is also responsible for overseeing the risks associated with these activities.
Independence:
Dr. Wilensky and Dr. Shine are each independent directors under the NYSE listing standards.

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Communication with the Board of Directors

The Board of Directors values the input and insights of our shareholders and other interested parties and believes that effective communication strengthens the Board of Directors' role as an active, informed and engaged fiduciary. The Board of Directors has adopted a Board of Directors Communication Policy to facilitate communication between shareholders and other interested parties and the Board. Under this policy, the Board of Directors has designated the Company's Secretary to the Board of Directors as its agent to receive and review communications.

The Secretary to the Board of Directors will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, and opinion survey polls. The Secretary to the Board of Directors will forward such complaints and suggestions received to the appropriate members of the Company's management.

Appropriate matters to raise in communications to the Board include:

  •
  Board succession planning process;

  •
  CEO succession planning process;

  •
  Executive compensation;

  •
  Use of capital;

  •
  Corporate governance; and

  •
  General Board oversight, including accounting, internal controls, auditing and other related matters.

The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of our website, www.unitedhealthgroup.com.

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EXECUTIVE COMPENSATION

Executive Summary

UnitedHealth Group's compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.

In determining 2015 executive compensation, the Compensation Committee considered the Company's strong growth, operating performance and financial results, all of which were achieved in a challenging economic environment, as well as individual executive performance. Some of our key business results for 2015 were:

  •
  Revenues increased 20% to $157.1 billion from $130.5 billion in 2014;

  •
  Operating earnings increased 7% year-over-year to $11.0 billion, and net earnings attributable to UnitedHealth Group common shareholders remained strong at $5.8 billion and were supported by cash flows from operations of $9.7 billion;

  •
  Adjusted earnings per share2 increased 7% to $6.45 per share from $6.04 per share in 2014;

  •
  Return on equity exceeded 17% in 2015;

  •
  Total shareholder return, which is defined as the increase in stock price, together with dividends paid, was 18% in 2015 and 125% over the 2013-2015 time period;

  •
  Our annual dividend rate increased to $2.00 per share, paid quarterly, representing a 33% increase over the annual dividend rate of $1.50 per share paid quarterly since the second quarter of 2014;

  •
  We repurchased $1.2 billion in stock at an average price of $112.45 per share;

  •
  UnitedHealth Group was the top ranking company in the insurance and managed care sector on Fortune's 2016 "World's Most Admired Companies" list, based on 2015 results. This is the sixth consecutive year UnitedHealth Group has ranked No. 1 overall in its sector and the seventh year in a row the Company has been rated No. 1 in its sector for innovation;

  •
  UnitedHealth Group was named to both the Dow Jones Sustainability World and North America Indices for the 17th consecutive year.

2
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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The Compensation Committee believes that total compensation for the executive officers listed in the 2015 Summary Compensation Table (the "named executive officers" or "NEOs") should be heavily weighted toward long-term performance-based compensation, and this was the case for 2015. The elements of compensation for our named executive officers were unchanged from 2014. In 2015, long-term compensation represented approximately 70% of the total mix of compensation granted to our named executive officers.

As discussed in detail below and reflected in the 2015 Summary Compensation Table, in 2015, the Compensation Committee determined that our CEO, Mr. Hemsley, should receive the following compensation:

  •
  Base salary of $1.3 million, which is unchanged since 2006;

  •
  Annual cash incentive award of $2.75 million, which represents 106% of his target opportunity;

  •
  Long-term cash incentive award of $922,000 for the 2013-2015 performance period, which represents above target performance by the Company against pre-set 2013-2015 long-term incentive plan performance goals;

  •
  A performance-based restricted stock unit opportunity ("performance shares") with a target grant date fair value of $4.675 million, restricted stock units ("RSUs") with a grant date fair value of $2.337 million, and non-qualified stock options with a grant date fair value of $2.337 million; and

  •
  Company matching contributions of $142,425 made under the Company's 401(k) plan and Executive Savings Plan.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2015:

  •
  Performance-based compensation arrangements, including performance-based equity awards, that use a variety of performance measures, with different measures used for annual and long-term plans.

  •
  Double-trigger accelerated vesting of time-based equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

  •
  No excise tax gross-ups or executive-only perquisites such as company cars, security systems or financial planning.

  •
  A compensation clawback policy that entitles the Board of Directors to seek reimbursement from our senior executives if they are involved in fraud or misconduct that causes a material restatement, or in the event of a senior executive's violation of non-compete, non-solicit or confidentiality provisions.

  •
  A stock retention policy that generally requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

  •
  Stock ownership guidelines for our executive officers, each of whom complied with the applicable ownership guidelines as of December 31, 2015. Mr. Hemsley, our CEO, directly owned shares equal to 312 times his base salary as of March 23, 2016.

  •
  Prohibition on repricing of stock options and stock appreciation rights without shareholder approval.

  •
  Annual advisory shareholder vote to approve the Company's executive compensation.

  •
  The direct retention by the Compensation Committee of its independent compensation consultant, Pay Governance LLC, which performs no other consulting or other services for the Company.

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Compensation Discussion and Analysis

Philosophy and Objectives of our Compensation Program

We seek to attract and retain highly qualified executives and establish a strong pay-for-performance alignment by linking senior management compensation to enterprise and individual performance goals. The primary objectives of our executive compensation program are to:

  •
  Align the economic interests of our executive officers with those of our shareholders.

  •
  Reward performance that advances our mission of helping people live healthier lives and helping to make the health system work better for everyone.

  •
  Attract, motivate and retain highly qualified executive officers.

  •
  Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

  •
  Reward performance that supports the Company's values.

  •
  Foster an entrepreneurial spirit that reflects innovative thinking and action and effective and accountable management, and leverages the ingenuity of our employees.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

  •
  Pay-for-performance. A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that affect shareholder value.

  •
  Enhance the long-term value of the business. Our incentive compensation design and the performance measures we select encourage executive officers to focus on enhancing the longer-term value of the Company and avoid excessive risk-taking.

  •
  Reward long-term growth and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward long-term equity awards. These awards encourage sustained performance and positive shareholder returns.

  •
  Standard benefits and very limited perquisites. We provide standard employee benefits and very limited perquisites to our executive officers. We generally do not have any "executive-only" benefits or perquisites, which we believe is appropriate in our culture and does not impact our ability to attract and retain top executive talent.

Determination of Total Compensation

Role of the Compensation Committee

The Compensation Committee oversees the Company's policies and philosophy related to total compensation for executive officers. The Compensation Committee approves the compensation for the named executive officers based on its own evaluation, input from our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.

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In addition, in making compensation decisions, the Compensation Committee considers the results of the Company's annual shareholder advisory votes approving the Company's executive compensation. Since our inaugural vote in 2011, more than 95% of the votes cast have been in favor of the Company's executive compensation at each of our annual meetings. The Compensation Committee believes these shareholder votes indicate strong support for the Company's executive compensation program.

The Compensation Committee's Use of an Independent Compensation Consultant

The Compensation Committee retains a separate independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to the Company and does not perform any work for management. The Compensation Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with the Company, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation Committee concluded that Mr. Weinstein's and Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

Competitive Positioning

The Compensation Committee believes that total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation amounts.

In general, the Compensation Committee's goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below) if paid at target. Target total compensation of our named executive officers as a group in 2015, consisting of base salary, target annual cash incentive award, target long-term cash incentive award and the grant date fair value of equity awards (including performance shares at target), resulted in a target compensation opportunity for our named executive officers in the aggregate between the 50th and the 75th percentiles of the market data for our peer group. The Compensation Committee believes this range is an appropriate reflection of the Company's size, complexity and relative performance over the past several years. The following briefly summarizes the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses this data.

At the request of the Compensation Committee, Pay Governance conducts an annual review of the Company's compensation peer group. This review ensures that the peer group companies remain appropriate from a business and talent perspective and occurs at the second quarter Compensation Committee meeting because recent financial and compensation data are generally available.

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The Compensation Committee uses the following methodology, which formulates a peer group focused on the industries reflected in the prior career experience of approximately 240 of the Company's senior leaders:

  •
  All U.S. publicly traded companies in the following industries as the starting point:

• Health care	• Pharma/Biotech/Life Sciences
• Insurance	• Financial Services
• Technology	• Professional Services (e.g., consulting, accounting)
  •
  Limit the list to the largest companies by revenue and market cap to avoid companies of significantly smaller scope; and

  •
  Add major companies located near UnitedHealth Group's headquarters and primary operating locations.

This screening process resulted in the 51 companies set forth under "Peer Group and Managed Care Companies" below. As compared to the peer group, the Company is:

  •
  In the top decile on a revenue basis;

  •
  Above the median on a market cap basis;

  •
  Approximately at the 60th percentile in earnings from operations; and

  •
  Approximately at the 70th percentile in number of employees.

The Compensation Committee also considers market data from the four largest publicly traded managed care companies with which we compete for business, three of which are in the 51-company peer group described above. However, the Compensation Committee does not use this group of managed care companies as a primary reference point for benchmarking compensation practices because the Company is substantially larger, more complex and more diverse than these companies, and because we believe that the Company competes primarily for talent and capital with other successful large companies across a broader group of industries.

Once the process is determined and peer group companies are selected, the Compensation Committee generally uses the data as follows:

  •
  At the fourth quarter Compensation Committee meeting, Pay Governance presents an annual review of the market competitiveness of the Company's executive compensation program for the Company's executive officers. The review compares the compensation opportunities provided to the Company's executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

  •
  At the first quarter meeting, the Compensation Committee determines pay opportunities for each officer using the market competitiveness assessment from the fourth quarter as a reference point. In addition, the Compensation Committee takes into consideration the Company's performance against previously established performance goals, each officer's individual performance, internal equity, the CEO's recommendations, and other relevant business performance that may not be adequately captured by the Company and individual officer goals.

The companies that were included in the 2015 peer group and the four managed care companies are listed at the end of this Compensation Discussion and Analysis.

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Role of Management and CEO in Determining Executive Compensation

The Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. Our CEO assists the Compensation Committee by evaluating the performance of the executive officers that report directly to him and recommending compensation levels for these executive officers.

Use of Tally Sheets and Wealth Accumulation Analysis

When approving compensation decisions, the Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer's total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, the projected value of accumulated equity awards based upon various stock price scenarios, and compensation to be paid under various potential employment termination scenarios. This is done to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.

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Elements of our Compensation Program

Overview

The compensation program for our named executive officers consists of the following elements:

Compensation Element	Objective	Type of Compensation

Base salary	To provide a base level of cash compensation for executive officers	Annual compensation, not variable

Annual cash incentive awards	To encourage and reward executive officers for achieving annual corporate performance goals and individual performance results	Annual performance compensation, variable

Long-term cash incentive awards	To encourage and reward executive officers for achieving three-year corporate performance goals	Long-term performance compensation, variable

Equity awards	To motivate and retain executive officers and align their interests with shareholders through the use of:	Long-term performance compensation, variable
• Performance shares to motivate sustained performance and growth and potentially assist executives in building ownership in the Company
• RSUs to retain executive officers and build stock ownership positions
• Non-qualified stock options to encourage sustained stock price appreciation

Employee benefits	To promote health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration	Annual indirect compensation, not variable

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As reflected in the charts below, the mix of total target compensation granted in 2015 to our named executive officers was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 70% of total target compensation for our named executive officers.

Annual Compensation

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the first quarter of the fiscal year. In February 2015, following consideration of 2014 performance evaluations and to reflect increased responsibilities undertaken in connection with business realignment activities announced in November 2014, the Compensation Committee approved the following changes to base salary levels for our named executive officers for fiscal 2015. The changes to the base salary for Mr. Wichmann, Mr. Renfro, Ms. Short and Ms. Wilson were made retroactive to December 1, 2014:

Name	2015 Base Salary ($)	2014 Base Salary ($)	Increase From 2014 to 2015 (%)
Stephen J. Hemsley	1,300,000	1,300,000	0%

David S. Wichmann	1,100,000	900,000	22%

Larry C. Renfro	1,100,000	900,000	22%

Marianne D. Short	800,000	750,000	7%

D. Ellen Wilson	675,000	650,000	4%

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Annual Cash Incentive Awards

2015 Annual Incentive Plan Performance Goals

Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals for that year as determined by the Compensation Committee. In establishing the performance measures for the 2015 annual cash incentive awards, the Compensation Committee sought to align broadly the compensation of our executive officers with key elements of the Company's 2015 business plan. Development of the Company's 2015 business plan was a robust process that involved input from all of the Company's business units and was reviewed with the Company's Board of Directors in the fourth quarter of 2014 and the first quarter of 2015. These performance measures are based on enterprise-wide measures because the Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as key members of the Company's leadership team. At the target level, the financial performance goals were generally higher than the 2015 financial outlook presented publicly in December 2014 at the Company's annual investor conference.

The following table sets forth the performance measures and goals established, as well as actual 2015 performance results:

2015 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2015 Performance
Revenue*	1/3	$134.425 billion	$141.5 billion	$148.575 billion	$144.519 billion

Operating Income*	1/3	$9.563 billion	$11.250 billion	$12.938 billion	$10.760 billion
Cash Flows from Operations*		$6.97 billion	$8.2 billion	$9.43 billion	$8.948 billion

Stewardship: • Customer and Physician Satisfaction • Employee Engagement • Employee Teamwork	1/3	2014 results for customer and physician satisfaction and teamwork; 2 points above 2014 results for employee engagement	2 points above 2014 results for customer and physician satisfaction and teamwork; 4 points above 2014 results for employee engagement	4 points above 2014 results for customer and physician satisfaction and teamwork; 6 points above 2014 results for employee engagement	At 2015 target for employee engagement and teamwork; between threshold and target for customer and physician satisfaction

*
The Company's annual incentive plan allows for adjustments to the Company's reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives' line of sight/ability to affect payouts, align award payments with growth of the Company's business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company's preference for long-term and sustainable growth. In 2015, our revenue results for incentive plan measurement purposes were decreased to remove the revenues of acquired companies whose acquisitions were not contemplated when the targets were established.

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Context for the 2015 Annual Cash Incentive Plan Performance Goals

The 2015 financial performance measures at target level represented year-over-year growth in revenues of $11.0 billion, or 8.5%; year-over-year growth in operating income of $976 million, or 9.5%; and a year-over-year increase in operating cash flows of $149 million, or 1.9%. These targets reflected the view that there would be a continued challenging business environment in 2015, including the following expectations:

  •
  Marketplace disruption and financial uncertainty related to certain elements of the public exchanges, including the level of enrollment growth and enrollee health status, risk-adjustment payments, the transitional reinsurance program, and the availability of funds to support the risk-corridor provision;

  •
  There would not be net favorable development in previously reported medical costs payable estimates;

  •
  Health system utilization would increase modestly from the historically low levels experienced over the past several years; and

  •
  There would be continued downward rate pressure in government programs.

The 2015 non-financial performance measures were based on survey data results and, at target levels, represented increases over 2014 performance in all categories. These measures were viewed to be important to longer-term financial success that might not be immediately reflected in annual financial results. The Compensation Committee was of the view that the breadth of financial and non-financial performance measures for the 2015 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis and avoid excessive risks.

At the beginning of 2015, the Compensation Committee believed that achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2015 business plan. These initiatives included the following:

  •
  Grow medical enrollment in UnitedHealthcare by approximately 900,000;

  •
  Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

  •
  Continue to innovate in commercial products, service and distribution and expand participation in the public exchanges;

  •
  Deliver more effective and comprehensive clinical management, and expand the proportion of our network operating with value-based contracts;

  •
  Increase the Company's net promoter score and enhance customer service, driving initiatives such as the deployment of the single point-of-contact Advocate4Me service approach;

  •
  Execute on Optum's growth and alignment initiatives, with major focus areas including care delivery, technology-enabled services and pharmacy care services; and

  •
  Further improve our consolidated operating cost ratio after considering the impact of changes in business mix.

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With respect to these initiatives, the Company significantly exceeded its enrollment targets, adding 1.4 million new members, due in part to a significant increase in exchange participation and enrollment. UnitedHealthcare significantly improved its Medicare Star ratings and Optum achieved its combined revenue and earnings growth projections. In addition, the amount of medical spend covered under value-based arrangements increased to $45 billion, the consolidated operating cost ratio decreased to 15.5%, and the Company achieved or made substantial progress on all of the other initiatives listed above.

Revenues were significantly above target levels even after excluding revenues from acquisitions that were not contemplated when targets were established. Operating income for 2015 was below target after excluding the income from acquisitions that were not contemplated when the targets were established. This shortfall to target can be primarily attributed to the performance of the Company's individual health insurance exchange products, both for 2015 results and due to a reserve established in 2015 for anticipated 2016 losses. Cash flows from operations for 2015 were significantly above target due to improved working capital related principally to the Company's strong growth.

Non-financial performance measures were at target levels except for customer and physician satisfaction, which was between threshold and target performance levels. Adjusted earnings per share increased 7% in 2015, and the Company's total shareholder return was 18%, reflecting continued successful performance in an uncertain environment.

While the Company uses defined performance measures and weightings to determine an overall funding level for the Company's bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid, the Compensation Committee considers the CEO's recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors disproportionately impacting business performance, individual executive performance, market positioning, teamwork and related matters. The Compensation Committee retains discretion to pay an annual incentive award that is higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.

Determination of 2015 Annual Cash Incentive Award Opportunities

At the beginning of each year, the Compensation Committee approves an "annual cash incentive target opportunity" for each executive officer as a percentage of the executive officer's base salary.

The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation Committee reviews the Company's achievement of the performance goals set at the beginning of the year and determines annual cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards made in view of actual performance, individual contributions and overall business and market conditions.

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In 2015, the Compensation Committee evaluated the Company's 2015 performance against the performance goals, overall business results, economic conditions, and individual performance objectives, and exercised its discretion to adjust the 2015 annual cash incentive awards such that they represented between 106% and 148% of the targets set at the beginning of 2015 for named executive officers. The target percentages for annual cash incentive awards to our named executive officers and the actual 2015 annual cash incentive awards paid are set forth in the table below. An explanation of how the individual amounts were determined follows the table.

2015 Annual Cash Incentive Awards

Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	200%	2,600,000	2,750,000	106%

David S. Wichmann	185%	2,035,000	3,000,000	147%

Larry C. Renfro	185%	2,035,000	3,000,000	147%

Marianne D. Short	100%	800,000	1,125,000	141%

D. Ellen Wilson	100%	675,000	1,000,000	148%

In determining the 2015 annual cash incentive award amounts, the Compensation Committee took into account the Company's performance against the 2015 annual performance goals set forth in the table above, business results described under "Context for the 2015 Annual Cash Incentive Plan Performance Goals" and a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

  •
  For Mr. Hemsley, the Compensation Committee coordinates a formal performance evaluation by all non-management directors. The 2015 performance evaluation focused on the following areas: strategic focus; leadership and organization effectiveness; vision and values; corporate reputation; stakeholder relations; Board relations; and overall performance. The Compensation Committee concluded that Mr. Hemsley's performance was outstanding and distinctive in each category. Mr. Hemsley's annual bonus award reflects a downward adjustment to the Compensation Committee's recommended award amount pursuant to a request from Mr. Hemsley.

  •
  Mr. Wichmann's individual performance considerations included assumption of the role of President of UnitedHealth Group and oversight leadership of UnitedHealthcare's businesses in addition to his Chief Financial Officer responsibilities; continued growth at UnitedHealthcare; strategic leadership of the Company's significant merger and acquisition agenda; leadership in developing new business platforms addressing multibillion dollar growth opportunities; developing and implementing more modern and engaging approaches to serving care providers and consumers through intuitive technologies; enterprise-wide technological advancement and simplification initiatives; expanded development of global businesses and operations; and continued balance sheet, cash flow and capital management disciplines.

  •
  Mr. Renfro's individual performance considerations included assumption of the role of Vice Chair of UnitedHealth Group in addition to his responsibilities as CEO of Optum; significant progress towards the multi-year "One Optum" strategic direction, related development of large-scale business partnerships and continued growth; related organizational and operational simplification initiatives; recruitment of high level senior talent from nontraditional sources to strengthen and diversify the Optum leadership team; successful large scale integration activities focused on the care delivery business; and realization of significant year one synergies in the ongoing integration of the Catamaran acquisition.

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  •
  Ms. Short's individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; assumption of additional enterprise responsibilities as part of the Office of the Chief Executive; leadership of the legal department; oversight of enterprise-wide compliance and privacy matters; successful reincorporation of the Company in Delaware; participation in cost management initiatives; and distinctive leadership and judgment in ongoing litigation and business matters.

  •
  Ms. Wilson's individual performance considerations included her strong leadership as a UnitedHealth Group executive in general; assumption of additional enterprise responsibilities as part of the Office of the Chief Executive; leadership of the Human Capital department; talent management and development activities; leadership in succession planning and executive recruiting matters; helping achieve record high levels of employee engagement; and strengthening the enterprise compensation and benefits programs.

The Compensation Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2015 Summary Compensation Table and other related compensation tables below for details regarding 2015 total compensation.

Long-Term Incentive Compensation

Long-term incentive compensation, consisting of the long-term cash incentive program and equity awards, represents the largest portion of executive officer compensation. This combination of long-term incentives provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the optimization of business unit capabilities across the enterprise.

Long-Term Awards

2013-2015 Long-Term Cash Incentive and Performance Share Goals and Context

The long-term cash incentive award and performance share programs create a financial incentive for achieving or exceeding three-year financial goals for the enterprise. The earned long-term cash incentive award and performance shares for the 2013-2015 performance period were based on achieving the following performance results versus the pre-set goals:

2013-2015 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	Actual 2013-2015 Performance
Cumulative Earnings Per Share	50%	$15.89	$16.87	$18.24	$17.21

Return on Equity	50%	14.5%	16.5%	18.5%	17.6%

The performance measures and goals for the 2013-2015 performance period were established during the first quarter of 2013 based on the Company's long-term business plan. The first year of the long-term business plan was based on the Company's 2013 business plan. Subsequent years were based on assumptions and growth initiatives developed in conjunction with the Company's business units and reviewed by the Board of Directors. Due to uncertainty of the financial impact of U.S. Congressional activities at the time, the Company's long-term business plan specifically excluded the impact of sequestration (federal budget cuts arising from the Budget Control Act of 2011). The financial impact of sequestration was therefore excluded from the initial targets set for the 2013-2015 long-term cash incentive and performance share programs. For consistency with the actual results, the targets used for determining payouts under these programs incorporate the impact of sequestration.

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Other key assumptions and elements of the long-term business plan were:

  •
  Modest economic growth, with a gradual increase in interest rates and a stable Brazilian Real — U.S. Dollar exchange rate;

  •
  Medicare, Medicaid and international enrollment growth in all years, including significant growth in 2014 from Medicaid expansion;

  •
  Commercial risk-based enrollment declines in 2013 and 2014, followed by modest growth in 2015 from expansion in new and existing markets, products, services and distribution;

  •
  Commercial fee-based enrollment growth of over 4 million, including 3 million enrollees resulting from the implementation of the Company's TRICARE contract;

  •
  Continued downward rate pressure in government businesses;

  •
  An expectation that medical cost trends would be consistent with historical levels and that there would not be net favorable development in previously reported medical cost payable estimates;

  •
  Delivery of more effective and comprehensive clinical management;

  •
  Continue to enhance the quality and operations of our government businesses to compensate for continued expected funding pressures;

  •
  Continued growth and alignment of the Optum businesses, driving distinctive revenue, margin and earnings performance;

  •
  Development and expansion of the Optum Pharmacy Care Services platform and capabilities, including successful insourcing of the UnitedHealthcare commercial business;

  •
  Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

  •
  Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

To achieve maximum performance for both the long-term cash incentive plan and the performance share plan, the Company would have to achieve cumulative three-year earnings per share ("EPS") performance of $18.24 and an average return on equity ("ROE") of 18.5%. These maximum performance levels corresponded to a compound annual growth rate in EPS of 8.6% over the three-year period, with EPS growth in the 5% to 6% range in 2013, 6% to 7% in 2014, and over 14% in 2015, reflecting sequestration in 2013 and the commencement of the insurer's fee in 2014. The Company had a compound annual EPS growth rate of 4.4% over the three-year performance period. The resulting cumulative EPS of $17.21 and accompanying ROE of 17.6% were both between the target and maximum performance levels.

Factors that positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2013 included:

  •
  A continued movement to managed care in state-based Medicaid programs and faster than anticipated enrollment of individuals who became eligible with the expansion of Medicaid in 2014;

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  •
  Continued relatively favorable medical cost trend experience over the three-year period;

  •
  Delayed implementation of the employer mandate, originally scheduled to become effective in 2014;

  •
  Significant losses in individual health insurance exchange products in 2015;

  •
  Charges taken in 2015 to establish reserves for anticipated future losses for individual health insurance exchange products and for a new state Medicaid managed care plan;

  •
  Significant devaluation of the Brazilian Real against the U.S. Dollar; and

  •
  Greater than anticipated downward rate pressure in Medicare Advantage payment rates received from the federal government.

Similar to the annual incentive plan, the Company's long-term incentive plan allows for adjustments to the Company's reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. No adjustments were made to the Company's financial results in determining long-term incentive award and performance share payout levels for the 2013-2015 performance period.

2013-2015 Long-Term Cash Incentive Awards

At the beginning of each three-year performance period, the Compensation Committee approves a "long-term cash incentive target opportunity" for each executive officer as a percentage of the executive officer's average base salary over the performance period. At the end of a performance period, the Compensation Committee reviews the Company's achievement of the performance goals set at the beginning of the performance period and determines long-term cash incentive awards based on such performance. In determining these awards, the Compensation Committee has the ability to use its discretion to increase or decrease the actual awards in view of actual performance, individual contributions and overall business and market conditions.

For the 2013-2015 performance period, the target opportunity for each executive officer was 50% of base salary, and the maximum cash incentive award that an executive officer could earn was set by the Compensation Committee to be equal to two times the applicable long-term cash incentive target opportunity. In choosing this target opportunity, the Compensation Committee believed it was important to provide the same relative target opportunity to all of the named executive officers to increase collaboration, teamwork and accountability across the enterprise and to recognize the skills and versatility of each executive officer.

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The target percentages for long-term cash incentive awards to our named executive officers and the actual long-term cash incentive awards paid for the 2013-2015 performance period are set forth in the table below:

Long-Term Cash Incentive Award

Name	Target Percentage (% of 3-Year Average Base Salary)	Threshold Award Value ($)	Target Award Value ($)	Maximum Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Stephen J. Hemsley	50%	3,359	658,333	1,316,666	922,000	140%

David S. Wichmann	50%	2,503	490,481	980,962	686,700	140%

Larry C. Renfro	50%	2,503	490,481	980,962	686,700	140%

Marianne D. Short	50%	1,959	383,974	767,948	537,600	140%

D. Ellen Wilson	50%	1,439	282,051	564,102	394,900	140%

The primary factor considered by the Compensation Committee in the determination of the long-term cash incentive award amounts was achievement of 2013-2015 long-term incentive plan EPS and ROE between target and maximum goals. Ms. Wilson, who became Executive Vice President, Human Capital in May 2013, received a prorated payout of the 2013-2015 long-term cash incentive award.

2013-2015 Performance Share Awards

The use of performance shares as a component of the overall equity awards granted was based upon the Compensation Committee's desire to encourage superior performance and build executive ownership; consideration of competitive market data; the value of utilizing a balanced system to facilitate prudent decision-making and mitigate risk; and conversations with shareholders about the desirability of this type of equity award as a component of a pay-for-performance program. The actual shares that were earned for the 2013-2015 performance period were above target due to the Company's strong ROE and earnings growth performance and are set forth in the table below as well as reflected in the 2015 Option Exercises and Stock Vested table:

Long-Term Performance Shares

Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
Stephen J. Hemsley	333	65,354	130,708	91,496	140%

David S. Wichmann	200	39,213	78,426	54,899	140%

Larry C. Renfro	200	39,213	78,426	54,899	140%

Marianne D. Short	89	17,428	34,856	24,400	140%

D. Ellen Wilson	—	—	—	—	—%

Ms. Wilson did not receive performance shares as part of her 2013 equity grant because she was not an executive officer at that time.

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Equity Awards

Equity Award Practices

Awards of equity-based compensation to our executive officers serve the purposes described above under "Long-Term Incentive Compensation." The Compensation Committee determined that equity-based compensation for 2015 should include grants of performance shares, RSUs and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. Performance share grants were selected to ensure a strong pay-for-performance alignment of the Company's compensation program with shareholder interests. The Compensation Committee's decision to grant performance shares was informed, in part, by past discussions held between the Company and certain of its shareholders regarding the merits of performance shares in a pay-for-performance executive compensation program. RSU grants were selected because they are full value shares with time vesting and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if the Company's stock price increases and, as such, provide incentives for sustained long-term stock appreciation.

The Compensation Committee's equity award policy requires that all grants of equity be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.

The Company does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.

The aggregate number of shares subject to equity awards made in 2015 for all employees was approximately 1% of the Company's shares outstanding at the end of 2015.

Equity Awards — 2015

In February 2015, the Compensation Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:

Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
Stephen J. Hemsley	42,902	21,451	103,678

David S. Wichmann	30,284	15,142	73,185

Larry C. Renfro	30,284	15,142	73,185

Marianne D. Short	14,225	7,113	34,375

D. Ellen Wilson	11,070	5,535	26,751

The grant date fair values and terms of these equity awards are discussed in the 2015 Grants of Plan-Based Awards table.

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Other Compensation

Benefits

In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary and all of our named executive officers, other than Mr. Hemsley, receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2015 Non-Qualified Deferred Compensation table for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest.

As part of our continued focus on the community, the Company implemented an Executive Board Service Matching Gift Program. This program is available to approximately 16,500 employees, including the named executive officers. This program provides for Company matching contributions on a 1:1 or 2:1 basis to certain charitable and nonprofit organizations up to a maximum amount of $10,000 per organization and a maximum annual Company match amount of $40,000 per employee. In order to receive the matching contribution, the employee must serve on the board of the charitable or nonprofit organization and make an equivalent personal financial contribution.

Perquisites

We do not believe that providing generous executive perquisites is either necessary to attract and retain executive talent or consistent with our pay-for-performance philosophy. Therefore, other than the benefits described above, we do not provide perquisites such as excise tax gross-ups, company automobiles, security services, private jet services, financial planning services, club memberships or apartments to our executive officers. We prohibit personal use of corporate aircraft by any executive officer unless the Company is reimbursed for the full incremental cost to the Company of such use. Because there is essentially no incremental cost to the Company, we permit an executive officer's family member to accompany the executive officer on a business flight on Company aircraft provided a seat is available.

Employment Agreements and Post-Employment Payments and Benefits

The Company has a policy of entering into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in "Executive Employment Agreements."

Other Compensation Practices

Executive Stock Ownership Guidelines and Stock Retention Policy

The Compensation Committee believes that executive stock ownership aligns management's interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of the Company's common stock within five years of the executive officer's election or appointment as an executive officer:

  •
  for the CEO, eight times base salary;

  •
  for executive officers who are direct reports of the CEO, three times base salary; and

  •
  for other executive officers who are not direct reports of the CEO, two times base salary.

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Stock options and stock appreciation rights ("SARs") do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation Committee periodically reviews compliance with the ownership requirements. As of March 23, 2016, all of our named executive officers were in compliance with the ownership requirements, including Mr. Hemsley, who directly owned shares with a value equal to 312 times his base salary.

The Board has established a stock retention policy for executive officers that are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes our named executive officers. Under this policy, Section 16 officers are required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.

Transactions in Company Securities; Prohibition on Hedging

In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales of our common stock by all employees and directors. Our insider trading policy prohibits hedging transactions by all directors, executive officers and employees and requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy's adoption in November 2012 have been grandfathered. In 2015, no executive officer or director sought or received advance approval from the Compensation Committee regarding pledging transactions.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

If the Board of Directors determines that an executive officer has engaged in fraud or misconduct, the Board of Directors may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment and (ii) initiating legal action against the executive officer. In addition, with respect to our senior executives, including our named executive officers, if the fraud or misconduct causes, in whole or in part, a material restatement of the Company's financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer to return to the Company all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.

The Compensation Committee plans to review our clawback policy and revise it as necessary to comply with any forthcoming SEC rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Consideration of Risk in Named Executive Officer Compensation

Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion, and are overseen by an independent Compensation Committee. The Compensation Committee believes that the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:

  •
  Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

  •
  Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

  •
  We have stock ownership guidelines for our executive officers;

  •
  We generally require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

  •
  We have a clawback policy that entitles the Board of Directors to seek reimbursement from any executive involved in fraud or misconduct causing a restatement of financials, or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. The executive would be required to reimburse the Company the entire amount of a bonus paid, not just the amount that would not have been earned had the executive received a lower award based on the restated earnings.

In addition, our Compensation Committee retains discretion to adjust compensation for quality of performance, adherence to Company values and other factors.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) imposes a $1 million corporate deduction limit for compensation to the Company's CEO and its three other highest-paid executive officers (other than the CFO) employed at the end of the year, unless the compensation is "performance-based," as defined in Section 162(m), and provided under a plan that has been approved by the shareholders. As part of the federal health care reform legislation enacted in 2010, Section 162(m) was revised as it pertains to compensation paid by health insurers, including the Company. Starting in 2013, an annual tax deduction limit of $500,000 per person applies to compensation that we pay to any of our employees and certain service providers, regardless of whether such compensation is deemed performance-based under Section 162(m) or is provided pursuant to a shareholder-approved plan. Any outstanding stock options and SARs that were granted prior to 2010 are not subject to the tax deduction limitation.

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Peer Group and Managed Care Companies

Peer Group		Managed Care Companies
3M Company	Hewlett-Packard Company	Aetna Inc.
Abbott Laboratories	Humana Inc.	Anthem Inc.
AbbVie Inc.	International Business Machines Corp.	CIGNA Corp.
Aetna Inc.	Johnson & Johnson	Humana Inc.
American Express Co.	JPMorgan Chase & Co.
American International Group, Inc.	MasterCard Incorporated
Ameriprise Financial, Inc.	McKesson Corporation
AmerisourceBergen Corporation	Medtronic plc
Amgen Inc.	Merck & Co. Inc.
Anthem Inc.	MetLife, Inc.
Bank of America Corporation	Microsoft Corporation
Berkshire Hathaway Inc.	Morgan Stanley
Best Buy Co., Inc.	Oracle Corporation
Biogen Inc.	Pfizer Inc.
Bristol-Myers Squibb Company	Procter & Gamble Co.
Cardinal Health, Inc.	Prudential Financial, Inc.
Cargill, Incorporated	Target Corp.
Cisco Systems, Inc.	The Allstate Corporation
Citigroup, Inc.	The Goldman Sachs Group, Inc.
CVS Health Corporation	The Travelers Companies, Inc.
Eli Lilly and Company	U.S. Bancorp
Express Scripts Holding Company	United Parcel Service, Inc.
FedEx Corporation	Visa, Inc.
General Electric Company	Walgreens Boots Alliance, Inc.
General Mills, Inc.	Wells Fargo & Company
Gilead Sciences Inc.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2015. This report was provided by the following independent directors who comprise the Compensation Committee:

Rodger A. Lawson (Chair)
William C. Ballard, Jr.
Gail R. Wilensky, Ph.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Messrs. Ballard and Lawson and Dr. Wilensky served on the Compensation Committee. None of these persons has ever been an officer or employee of the Company or any of its subsidiaries and has no interlocking relationships requiring disclosure under applicable SEC rules.

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2015 Summary Compensation Table*

The following table provides certain summary information for the years ended December 31, 2015, 2014 and 2013 relating to compensation paid or granted to, or accrued by us on behalf of, our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option/SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Stephen J. Hemsley	2015	1,350,000	—		7,012,546	2,337,939	3,672,000	—	(7)	145,679	14,518,164
CEO	2014	1,300,000	—		7,625,114	1,874,728	3,949,000	—		107,479	14,856,321
	2013	1,300,000	—		5,625,019	1,875,011	3,100,000	—		173,254	12,073,284

David S. Wichmann	2015	1,150,000	—		4,950,071	1,650,322	3,686,700	—		144,724	11,581,817
President and CFO	2014	900,000	—		6,375,123	1,124,841	3,643,102	—		99,499	12,142,565
	2013	892,885	—		3,375,092	1,125,003	2,608,526	—		114,061	8,115,567

Larry C. Renfro	2015	1,150,000	—		4,950,071	1,650,322	3,686,700	—		152,265	11,589,358
Vice Chairman and	2014	900,000	—		6,375,123	1,124,841	3,643,102	—		54,540	12,097,606
CEO, Optum	2013	892,885	—		3,375,092	1,125,003	3,858,526	—		49,928	9,301,434

Marianne D. Short	2015	832,693	—		2,325,202	775,156	1,662,600	—		86,496	5,682,147
Executive Vice President	2014	750,000	—		3,250,075	749,909	1,482,981	—		100,691	6,333,656
and Chief Legal Officer	2013	721,154	250,000	(8)	3,000,056	1,000,017	990,384	—		65,744	6,027,355

D. Ellen Wilson	2015	701,923	—		1,809,447	603,235	1,394,900	—		82,178	4,591,683
Executive Vice President,
Human Capital

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please see "Executive Employment Agreements" below for a description of the material terms of each named executive officer's employment agreement.

(1)
Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2015, 2014 and 2013. Amounts reported for 2015, which had one additional pay period, include the following amounts deferred by the named executive officers under our Executive Savings Plan:

Name	Amount Deferred
Stephen J. Hemsley	$81,000
David S. Wichmann	$69,000
Larry C. Renfro	$69,000
Marianne D. Short	$49,961
D. Ellen Wilson	$84,231

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(2)
The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2015, 2014 and 2013 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2015 and the grant date fair value of performance shares granted in 2015 if target performance and maximum performance is achieved are as follows:

		Performance Shares
	Restricted Stock Units
Name		Target	Maximum
Stephen J. Hemsley	$2,337,515	$4,675,031	$9,350,062
David S. Wichmann	$1,650,024	$3,300,047	$6,600,094
Larry C. Renfro	$1,650,024	$3,300,047	$6,600,094
Marianne D. Short	$775,104	$1,550,098	$3,100,196
D. Ellen Wilson	$603,149	$1,206,298	$2,412,596

See the 2015 Grants of Plan-Based Awards table for more information on stock awards granted in 2015.

(3)
The actual value to be realized by a named executive officer depends upon the performance of the Company's stock and the length of time the award is held. No value will be realized with respect to any award if the Company's stock price does not increase following the award's grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2015 reflect the aggregate grant date fair value of stock options granted in 2015 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. These same assumptions have been used in computing aggregate grant date fair values since fiscal year 2009.

(4)
Amounts reported include both annual and long-term cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2015 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award	Amount of Annual Cash Incentive Award Deferred
Stephen J. Hemsley	$2,750,000	$165,000
David S. Wichmann	$3,000,000	$180,000
Larry C. Renfro	$3,000,000	$180,000
Marianne D. Short	$1,125,000	$67,500
D. Ellen Wilson	$1,000,000	$300,000

The long-term cash incentive awards for the 2013-2015 incentive period under our 2008 Executive Incentive Plan, including amounts deferred by the named executive officers, were the following:

Name	Period	Total Amount of Long-Term Cash Incentive Award	Amount of Long-Term Cash Incentive Award Deferred
Stephen J. Hemsley	2013-2015	$922,000	—
David S. Wichmann	2013-2015	$686,700	$41,202
Larry C. Renfro	2013-2015	$686,700	—
Marianne D. Short	2013-2015	$537,600	—
D. Ellen Wilson	2013-2015	$394,900	—

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(5)
Named executive officers participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. The Executive Savings Plan does not credit above-market earnings or preferential earnings to the amounts deferred, and accordingly, no non-qualified deferred compensation earnings have been reported. Under the Executive Savings Plan, there are no measuring investments tied to Company stock performance. The measuring investments are a collection of unaffiliated mutual funds identified by the Company.

(6)
All other compensation includes the following:

Name	Year	Company Matching Contributions Under 401(k) Savings Plan	Company Matching Contributions Under Executive Savings Plan	Company Matching Contributions Under Executive Board Service Matching Program(a)	Insurance Premiums(b)
Stephen J. Hemsley	2015	$11,925	$130,500	—	—
David S. Wichmann	2015	$11,925	$124,500	—	—
Larry C. Renfro	2015	$11,925	$124,500	—	$15,840
Marianne D. Short	2015	$11,925	$58,731	—	$15,840
D. Ellen Wilson	2015	$11,550	$50,308	$10,000	$10,320

As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2015 if the aggregate amount of such compensation to each of such named executive officers was less than $10,000.

(a)
The Company has adopted a policy pursuant to which it will match certain charitable contributions made by an executive officer if the executive officer also serves on the board of the charitable organization. The amount included represents a donation to a charitable organization made by the Company under this policy.

(b)
The Company provides each of Messrs. Wichmann and Renfro and Mses. Short and Wilson a $2 million face value term life insurance policy. The 2015 annual premiums paid by the Company on behalf of Mr. Wichmann were less than $10,000.

(7)
The amount of Mr. Hemsley's supplemental retirement benefit was frozen in 2006 based on his then current age and average base salary and converted into a lump sum of $10,703,229. As such, there was no increase in the benefit payable to Mr. Hemsley under his supplemental retirement benefit in fiscal year 2015.

(8)
Reflects a sign-on bonus paid to Ms. Short in connection with her joining the Company as an executive officer.

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2015 Grants of Plan-Based Awards*

The following table presents information regarding each grant of an award under our compensation plans made during 2015 to our named executive officers for fiscal year 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option/ SAR Awards: Number of Securities Underlying Options/	Exercise or Grant Price of Option/ SAR	Grant Date Fair Value of Stock or Option/ SAR

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	SARs (#)	Awards ($/Sh)	Awards ($)(1)
Stephen J. Hemsley
Annual Cash Incentive Award(2)	—	2,340,000	2,600,000	5,200,000	—	—	—	—	—	—	—
2015-17 Long-Term Incentive Award(3)	—	2,790	658,333	1,316,666	—	—	—	—	—	—	—
Performance Share Award(4)(5)	2/10/2015	—	—	—	182	42,902	85,804	—	—	—	4,675,031
RSU Award(4)	2/10/2015	—	—	—	—	—	—	21,451	—	—	2,337,515
Stock Option Award(4)	2/10/2015	—	—	—	—	—	—	—	103,678	108.97	2,337,939

David S. Wichmann
Annual Cash Incentive Award(2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2015-17 Long-Term Incentive Award(3)	—	2,366	558,333	1,116,666	—	—	—	—	—	—	—
Performance Share Award(4)(5)	2/10/2015	—	—	—	128	30,284	60,568	—	—	—	3,300,047
RSU Award(4)	2/10/2015	—	—	—	—	—	—	15,142	—	—	1,650,024
Stock Option Award(4)	2/10/2015	—	—	—	—	—	—	—	73,185	108.97	1,650,322

Larry C. Renfro
Annual Cash Incentive Award(2)	—	1,831,500	2,035,000	4,070,000	—	—	—	—	—	—	—
2015-17 Long-Term Incentive Award(3)	—	2,366	558,333	1,116,666	—	—	—	—	—	—	—
Performance Share Award(4)(5)	2/10/2015	—	—	—	128	30,284	60,568	—	—	—	3,300,047
RSU Award(4)	2/10/2015	—	—	—	—	—	—	15,142	—	—	1,650,024
Stock Option Award(4)	2/10/2015	—	—	—	—	—	—	—	73,185	108.97	1,650,322

Marianne D. Short
Annual Cash Incentive Award(2)	—	720,000	800,000	1,600,000	—	—	—	—	—	—	—
2015-17 Long-Term Incentive Award(3)	—	1,718	405,449	810,898	—	—	—	—	—	—	—
Performance Share Award(4)(5)	2/10/2015	—	—	—	60	14,225	28,450	—	—	—	1,550,098
RSU Award(4)	2/10/2015	—	—	—	—	—	—	7,113	—	—	775,104
Stock Option Award(4)	2/10/2015	—	—	—	—	—	—	—	34,375	108.97	775,156

D. Ellen Wilson
Annual Cash Incentive Award(2)	—	607,500	675,000	1,350,000	—	—	—	—	—	—	—
2015-17 Long-Term Incentive Award(3)	—	1,449	341,987	683,974	—	—	—	—	—	—	—
Performance Share Award(4)(5)	2/10/2015	—	—	—	47	11,070	22,140	—	—	—	1,206,298
RSU Award(4)	2/10/2015	—	—	—	—	—	—	5,535	—	—	603,149
Stock Option Award(4)	2/10/2015	—	—	—	—	—	—	—	26,751	108.97	603,235

*
Please see "Compensation Discussion and Analysis" above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.

(1)
The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company's stock and the length of time the award is held. No value will be realized with respect to any stock option award if the Company's stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of each RSU award and targeted grant date value of each performance share award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

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(2)
Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2015. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of the Company's net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer's target amount. In order for any amount to be paid, the Company must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) consumer, customer and physician satisfaction, (v) employee engagement and (vi) employee teamwork. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2015 awards are reported in the 2015 Summary Compensation Table.

(3)
Amounts represent estimated future payouts of long-term cash incentive awards granted under our Executive Incentive Plan in 2015 for the 2015-2017 performance period to be paid in 2018. The Executive Incentive Plan permits a maximum long-term bonus pool for executive officers equal to 2% of the Company's average net income (as defined in the plan) during the performance period and no executive officer may receive more than 25% of such long-term bonus pool. The Compensation Committee has limited the long-term cash incentive payout maximum amount to not more than two times each named executive officer's target amount, which is reflected in the maximum payout column. In 2015, upon recommendation by management, the Compensation Committee approved a cumulative EPS measure and an average ROE measure for the 2015-2017 incentive period, either one of which must be achieved before the threshold amount shown above becomes earned and payable. Each measure is weighted equally. The Compensation Committee will determine whether the goals have been achieved at the end of the performance period. The estimated threshold award represents the amount that may be paid if threshold performance on one of the performance measures is exceeded. Once threshold performance is achieved, the Compensation Committee has the discretion to pay an award ranging from 0% up to a maximum of 200% of target. The estimated threshold, target and maximum awards listed in the table were computed based on participants' estimated average salary over the 2015-2017 performance period. This three-year average salary was determined using participants' actual 2015 salaries earned and estimates of salaries for 2016 and 2017.

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(4)
Amounts represent grants under the 2011 Stock Incentive Plan with the terms set forth below. In addition, the RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)

•

For awards prior to 2016, the target number of performance shares will immediately vest upon a change in control.* For awards granted in 2016 and going forward, performance shares have double-trigger vesting at change in control.

•

If the executive officer is retirement-eligible, upon retirement, the number of performance shares that are earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer had served for at least one year of the performance period.

•

Upon death, disability or termination of employment for Good Reason or other than for Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus, if applicable, the number of months for any severance period.

RSU Award (4-year ratable vesting**)	• Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.
and	• Unvested award will vest in full upon death or disability.
Stock Option Award (4-year ratable vesting)

•

Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting), as these terms are defined in the award agreement.

  *
  Beginning with performance share awards granted in 2016, unvested awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., "double trigger" vesting). The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

  **
  Except as provided in footnote 4 to the Outstanding Equity Awards at 2015 Fiscal Year-End table with respect to Mr. Hemsley.
(5)
Amounts represent the estimated future number of performance shares that may be earned under our 2011 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares that the executive officer will receive will be determined at the conclusion of the 2015-2017 performance period and will be dependent upon the Company's achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The Compensation Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table presents information regarding outstanding equity awards held at the end of fiscal year 2015 by our named executive officers.

	Option/SAR Awards						Stock Awards

Name	Date of Option/ SAR Grant	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise/ Grant Price ($)	Option/ SAR Expiration Date(1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(2)
Stephen J. Hemsley	2/10/2015	—	103,678	(3)	108.97	2/10/2025	2/10/2015	20,801	(4)	2,447,030	—		—
	2/12/2014	20,979	62,939	(3)	70.24	2/12/2024	2/10/2015	—		—	42,902	(6)	5,046,991
	2/6/2013	49,656	49,656	(3)	57.38	2/6/2023	2/12/2014	20,670	(4)	2,431,619	—		—
	2/9/2010	114,036	—		33.00	2/9/2020	2/12/2014	—		—	53,389	(6)	6,280,682
	2/23/2009	169,683	—		29.74	2/23/2019	2/12/2014	28,063	(5)	3,301,331	—		—
	1/31/2006	200,000	—		59.42	1/31/2016	2/6/2013	17,139	(4)	2,016,232	—		—

David S. Wichmann	2/10/2015	—	73,185	(3)	108.97	2/10/2025	2/10/2015	15,381	(4)	1,809,421	—		—
	2/12/2014	12,587	37,764	(3)	70.24	2/12/2024	2/10/2015	—		—	30,284	(6)	3,562,610
	2/6/2013	29,793	29,794	(3)	57.38	2/6/2023	2/12/2014	12,402	(4)	1,458,971	—		—
	2/9/2010	76,024	—		33.00	2/9/2020	2/12/2014	—		—	32,034	(6)	3,768,480
	2/23/2009	113,122	—		29.74	2/23/2019	2/12/2014	44,094	(5)	5,187,218	—		—
	6/5/2008	203,642	—		33.94	6/5/2018	2/6/2013	10,284	(4)	1,209,810	—		—
	5/28/2007	25,000	—		54.41	5/28/2017	—	—		—	—		—
	5/28/2007	150,000	—		54.41	5/28/2017	—	—		—	—		—
	5/2/2006	150,000	—		48.58	5/2/2016	—	—		—	—		—

Larry C. Renfro	2/10/2015	—	73,185	(3)	108.97	2/10/2025	2/10/2015	15,381	(4)	1,809,421	—		—
	2/12/2014	12,587	37,764	(3)	70.24	2/12/2024	2/10/2015	—		—	30,284	(6)	3,562,610
	2/6/2013	29,793	29,794	(3)	57.38	2/6/2023	2/12/2014	12,402	(4)	1,458,971	—		—
	—	—	—		—	—	2/12/2014	—		—	32,034	(6)	3,768,480
	—	—	—		—	—	2/12/2014	44,094	(5)	5,187,218	—		—
	—	—	—		—	—	2/6/2013	10,284	(4)	1,209,810	—		—

Marianne D. Short	2/10/2015	—	34,375	(3)	108.97	2/10/2025	2/10/2015	7,225	(4)	849,949	—		—
	2/12/2014	8,392	25,176	(3)	70.24	2/12/2024	2/10/2015	—		—	14,225	(6)	1,673,429
	2/6/2013	26,483	26,484	(3)	57.38	2/6/2023	2/12/2014	8,268	(4)	972,648	—		—
	—	—	—		—	—	2/12/2014	—		—	21,356	(6)	2,512,320
	—	—	—		—	—	2/12/2014	14,698	(5)	1,729,073	—		—
	—	—	—		—	—	2/6/2013	18,282	(4)	2,150,694	—		—

D. Ellen Wilson	2/10/2015	—	26,751	(3)	108.97	2/10/2025	2/10/2015	5,622	(4)	661,372	—		—
	2/12/2014	11,189	33,568	(3)	70.24	2/12/2024	2/10/2015	—		—	11,070	(6)	1,302,275
	2/6/2013	19,864	19,865	(3)	57.38	2/6/2023	2/12/2014	11,024	(4)	1,296,863	—		—
	11/3/2011	16,275	—		46.18	11/3/2021	2/12/2014	14,698	(5)	1,729,073	—		—
	—	—	—		—	—	2/6/2013	6,856	(4)	806,540	—		—

(1)
The expiration date shown is the latest date that stock options/SARs may be exercised. Stock options/SARs may terminate earlier in certain circumstances, such as in connection with the named executive officer's termination of employment.

(2)
Based on the per share closing market price of our common stock on December 31, 2015 of $117.64.

(3)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.

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(4)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer's award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Mr. Hemsley is retirement eligible. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded to the nearest whole share. For more information on RSUs cancelled in 2015, please see the 2015 Option Exercises and Stock Vested table.

(5)
Vest 100% on February 12, 2017. These RSUs are eligible to and did receive dividend equivalents converted into additional shares; accordingly, the number of shares shown has been rounded to the nearest whole share.

(6)
Vest 100% at the end of the three-year performance period. The number of performance shares that the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation Committee. The number of performance shares reported above for grants made in 2015 and 2014 is at the target number established by the Compensation Committee because we currently believe that is the probable outcome of the performance conditions based on the Company's performance through December 31, 2015.

2015 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options during fiscal year 2015 by our named executive officers and vesting of restricted stock awards held by our named executive officers for fiscal year 2015.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Hemsley	—	—		129,957	14,925,534	(2)(3)(5)

David S. Wichmann	165,000	9,404,060	(4)	142,158	15,786,538	(2)(3)

Larry C. Renfro	—	—		142,158	15,786,538	(2)(3)

Marianne D. Short	—	—		36,112	4,136,704	(2)(3)

D. Ellen Wilson	16,275	1,178,310	(4)	19,468	2,160,865	(2)

(1)
Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options.

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(2)
Reflects the vesting of a portion of the RSUs granted. The value realized on vesting was computed based on the following:

Name	Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
Stephen J. Hemsley	2/7/2012	2/7/2015	23,485	$107.60	$2,526,986
	2/6/2013	2/6/2015	8,436	$107.60	$907,714
	2/12/2014	2/12/2015	5,551	$109.84	$609,722

David S. Wichmann	2/9/2011	2/9/2015	63,030	$106.49	$6,712,065
	2/7/2012	2/7/2015	15,098	$107.60	$1,624,545
	2/6/2013	2/6/2015	5,062	$107.60	$544,671
	2/12/2014	2/12/2015	4,069	$109.84	$446,939

Larry C. Renfro	2/9/2011	2/9/2015	63,030	$106.49	$6,712,065
	2/7/2012	2/7/2015	15,098	$107.60	$1,624,545
	2/6/2013	2/6/2015	5,062	$107.60	$544,671
	2/12/2014	2/12/2015	4,069	$109.84	$446,939

Marianne D. Short	2/6/2013	2/6/2015	8,999	$107.60	$968,292
	2/12/2014	2/12/2015	2,713	$109.84	$297,996

D. Ellen Wilson	11/3/2011	11/3/2015	5,766	$117.66	$678,428
	2/7/2012	2/7/2015	6,710	$107.60	$721,996
	2/6/2013	2/6/2015	3,375	$107.60	$363,150
	2/12/2014	2/12/2015	3,617	$109.84	$397,291

(3)
Also reflects the performance shares earned for the 2013-2015 performance period that ended on December 31, 2015 because performance targets were met. The value shown as realized on December 31, 2015 is based on the number of shares earned for the 2013-2015 performance period using the per share closing market price of our common stock on December 31, 2015, although shares were not issued until Compensation Committee certification of results on February 9, 2016:

Name	Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price at End of Performance Period	Value Realized on Vesting
Stephen J. Hemsley	2/6/2013	12/31/2015	91,496	$117.64	$10,763,589
David S. Wichmann	2/6/2013	12/31/2015	54,899	$117.64	$6,458,318
Larry S. Renfro	2/6/2013	12/31/2015	54,899	$117.64	$6,458,318
Marianne D. Short	2/6/2013	12/31/2015	24,400	$117.64	$2,870,416
D. Ellen Wilson	—	—	—	—	—
(4)
The value was computed as described in footnote 1 above and was based on the following:

Name	Date of Award	Exercise Date	Number of Options Exercised	Stock Splits Since Date of Award	Market Price at Exercise	Exercise Price
David S. Wichmann	5/2/2005	2/17/2015	75,000	2:1	$109.76	$48.3550
	5/2/2005	2/17/2015	25,000	2:1	$109.76	$49.7886
	10/31/2005	2/17/2015	65,000	—	$109.76	$59.0000

D. Ellen Wilson	11/3/2011	4/20/2015	16,275	—	$118.58	$46.1800
(5)
Also reflects the cancellation on December 16, 2015 of 989 RSUs granted on February 10, 2015 with a value of $117,523 for the payment of FICA tax liability. The value realized was computed based on a closing stock price of $118.83 on December 16, 2015.

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2015 Pension Benefits

The following table presents information regarding the present value of accumulated benefits payable under our non-qualified defined-benefit pension plans covering our named executive officers for fiscal year 2015.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

Stephen J. Hemsley	Individual Agreement for Supplemental Executive Retirement Pay	—	(1)	10,703,229	(1)	—

David S. Wichmann	N/A	—		—		—

Larry C. Renfro	N/A	—		—		—

Marianne D. Short	N/A	—		—		—

D. Ellen Wilson	N/A	—		—		—

(1)
Upon termination of Mr. Hemsley's employment for any reason, a lump-sum benefit of $10,703,229 will be paid six months and one day after his termination. In the event of Mr. Hemsley's death prior to payment of his entire supplemental retirement benefit, his surviving spouse will receive any unpaid benefit. The dollar amount of this lump sum benefit was frozen in 2006 and will not vary, regardless of Mr. Hemsley's age, years of service or average compensation at the time of his actual termination.

2015 Non-Qualified Deferred Compensation

The following table presents information as of the end of 2015 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2015.

Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Registrant Contributions in Last FY ($)(1)(3) (c)	Aggregate Earnings in Last FY ($)(4) (d)	Aggregate Withdrawals/ Distributions ($)(5) (e)	Aggregate Balance at Last FYE ($)(6) (f)

Stephen J. Hemsley	261,000	130,500	11,565	—	9,947,966

David S. Wichmann	287,586	124,500	55,692	—	4,750,944

Larry C. Renfro	249,000	124,500	(15,742)	—	791,181

Marianne D. Short	387,461	58,731	(14,919)	—	795,012

D. Ellen Wilson	376,731	50,308	(19,714)	—	669,893

(1)
All amounts in these columns have been reported as compensation in the 2015 Summary Compensation Table.

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(2)
Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may generally defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual and long-term cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company's practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)
For the first 6% of the employee's base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral. This matching credit does not apply to deferrals of long-term cash incentive awards or other special incentive awards.

(4)
Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above-market earnings or preferential earnings to amounts deferred. The returns on the mutual funds available to employees during 2015 ranged from –13.68% to 1.75%, with a median return of –1.51% for the year ended December 31, 2015. Employees may change their selection of measuring investments on a daily basis.

(5)
Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the employee's termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates, or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

(6)
This column includes the amounts shown in columns (b) and (c) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Stephen J. Hemsley	$7,340,476
David S. Wichmann	$1,873,448
Larry C. Renfro	$554,037
Marianne D. Short	$691,870
D. Ellen Wilson	—

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Executive Employment Agreements

We have entered into an employment agreement with each of the named executive officers. The following is a summary of the material terms of those agreements.

Stephen J. Hemsley

On November 7, 2006, the Board of Directors entered into an employment agreement with Mr. Hemsley to serve as CEO. On December 14, 2010, the employment agreement was amended to extend the employment period to December 1, 2014. The employment agreement extends automatically for additional one-year periods after December 1, 2014 unless sooner terminated in accordance with its terms. During the period of his employment, the Board of Directors will nominate Mr. Hemsley for election to the Board of Directors by the shareholders of the Company.

Summary of Compensation Components

Under the employment agreement, Mr. Hemsley receives a base salary of $1,300,000, with any increases at the sole discretion of the Compensation Committee and ultimately the independent members of the Board of Directors. The employment agreement does not set any minimum or target level for any bonus or other incentive compensation. All bonus and incentive compensation awards are solely at the discretion of the Compensation Committee. Mr. Hemsley is eligible to participate in the Company's generally available employee benefit programs.

Termination Provisions

Upon termination of Mr. Hemsley's employment for any reason, he is entitled to a previously accrued and vested lump sum supplemental retirement benefit of $10,703,229 to be paid six months and one day after his termination.

If Mr. Hemsley's employment is terminated by the Company without Cause, other than upon expiration of the term of the employment agreement, or by Mr. Hemsley for Good Reason, the Company will pay Mr. Hemsley a lump sum in an amount equal to his annual base salary for 12 months.

If Mr. Hemsley's employment is terminated because of his death or permanent disability, the Company will pay him or his beneficiaries a lump sum in an amount equal to two years total compensation of base salary plus the average bonus for the last two calendar years, excluding any special or one-time bonus or incentive compensation payments.

If Mr. Hemsley's employment is terminated by the Company for Cause, by Mr. Hemsley without Good Reason or because of his retirement or upon expiration of the term of the employment agreement, he will not be entitled to any further compensation from the Company other than earned but unpaid salary and benefits.

Material Definitions

As defined in the employment agreement, "Cause" generally means (a) willful and continued failure to perform his duties after written notice and a failure to remedy the deficiency, (b) a violation of the Company's Code of Conduct that is materially detrimental to the Company and is not remedied after written notice, (c) engaging in fraud, material dishonesty or gross misconduct in connection with the Company's business, (d) conviction of a felony, or (e) willful and material breach of the employment agreement that is not remedied after written notice.

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As defined in the employment agreement, "Good Reason" generally means (a) an assignment of duties inconsistent with his position or duties or other diminution of duties, (b) a relocation of primary work location by more than 25 miles, (c) failure by the Board of Directors to elect Mr. Hemsley as CEO, (d) failure by the Board of Directors to nominate Mr. Hemsley to serve on the Board of Directors, (e) the Company's failure to pay or provide Mr. Hemsley's base salary, incentive compensation or other benefits, or (f) any other material breach of Mr. Hemsley's employment agreement that is not remedied.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of the Company's employees and customers or competing with the Company during the term of the employment agreement and the longer of two years following termination or the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

David S. Wichmann, Larry C. Renfro, Marianne D. Short and D. Ellen Wilson

Messrs. Wichmann and Renfro and Mses. Short and Wilson have entered into employment agreements with the Company. Under those agreements, they each report to the CEO of the Company. The table below and the narrative that follows summarize the material terms of their respective employment agreements.

Summary of Compensation Components

Compensation Component	David S. Wichmann	Larry C. Renfro	Marianne D. Short	D. Ellen Wilson

Base salary(1)	✓	✓	✓	✓

Participation in incentive compensation plans(1)	✓	✓	✓	✓

Stock-based awards(1)	✓	✓	✓	✓

$2 million term life insurance policy(2)	✓	✓	✓	✓

Long-term disability policy(2)(3)	✓	✓	✓	✓

One-time sign-on equity award and bonus			✓	✓

Additional service credit(4)		✓

Reasonable non-business use of corporate aircraft(5)	✓	✓

Generally available employee benefit programs	✓	✓	✓	✓

(1)
Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation Committee.
(2)
Benefit provided at the Company's expense.
(3)
Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.
(4)
Mr. Renfro's employment agreement (a) states that for purposes of determining his eligibility for retirement, he will receive two years of service credit for each year he remains employed with the Company after age 59 and (b) clarifies that he will be deemed eligible for retirement if, prior to otherwise becoming eligible for retirement, his employment is terminated by the Company without Cause or he resigns for Good Reason.
(5)
Required to reimburse the Company for full incremental costs associate with such use.

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Termination Provisions and Material Definitions

Each employment agreement and each executive officer's employment may be terminated (a) by mutual agreement (b) by the Company with or without Cause, (c) by the executive officer and (d) upon the executive officer's death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer's employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period for Mr. Wichmann and Mses. Short and Wilson and will be payable over a 12-month period for Mr. Renfro.

Applicable definitions for the employment agreements follow.

Term	Definition

Cause	Means:
• Material failure to follow the Company's reasonable direction or to perform any duties reasonably required on material matters;
• A material violation of, or failure to act upon known or suspected violations of, the Company's Code of Conduct;
• Conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to the Company's interests; or
• Material breach of the employment agreement.
The Company must provide the executive officer with written notice of Cause within 120 days of discovery, and the executive officer will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.

Good Reason	Exists if the Company:
• Reduces the executive officer's base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees;
• Moves the executive officer's primary work location more than 50 miles;
• Makes changes that substantially diminish the executive officer's duties or responsibilities*; or
• Changes the executive officer's reporting relationship.
The executive officer must give the Company written notice of the circumstances constituting Good Reason within 120 days of becoming aware of the circumstances, and the Company will have 60 days to remedy the circumstances.

*
For Mr. Renfro, "Good Reason" also exists if the Company makes a change so that he no longer holds the positions of Vice Chair of the Company and CEO of Optum, Inc. or other equivalent positions.

Non-Solicitation, Non-Competition and Confidentiality Provisions

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his or her solicitation of the Company's employees or competing with the Company during the term of the employment agreement and for two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

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Potential Payments Upon Termination or Change in Control

The following table describes the potential payments to named executive officers upon termination of employment or a change in control of the Company as of December 31, 2015. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under "Executive Employment Agreements."

Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)
Stephen J. Hemsley
Cash Payments	1,300,000	7,400,000	7,400,000	—	—
Annual Cash Incentive(1)	—	5,200,000	5,200,000	5,200,000	—
Long-Term Cash Incentive(2)	—	1,316,666	1,316,666	1,316,666	1,316,666
SERP	10,703,229	10,703,229	10,703,229	10,703,229	10,703,229
Insurance Benefits	—	—	420,000	—	—
Acceleration of Equity(3)	28,398,374	22,940,231	22,940,231	28,398,374	28,398,374

Total(4)	40,401,603	47,560,126	47,980,126	45,618,269	40,418,269

David S. Wichmann
Cash Payments	6,962,000	—	—	—	—
Annual Cash Incentive(1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive(2)	—	1,072,222	1,072,222	1,072,222	1,072,222
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity(3)	18,911,527	17,585,292	17,585,292	—	21,216,486

Total(4)	25,873,527	24,727,514	23,387,514	5,142,222	22,288,708

Larry C. Renfro
Cash Payments	8,212,000	—	—	—	—
Annual Cash Incentive(1)	—	4,070,000	4,070,000	4,070,000	—
Long-Term Cash Incentive(2)	—	1,072,222	1,072,222	1,072,222	1,072,222
Insurance Benefits	—	2,000,000	660,000	—	—
Acceleration of Equity(3)	21,216,486	17,585,292	17,585,292	—	21,216,486

Total(4)	29,428,486	24,727,514	23,387,514	5,142,222	22,288,708

Marianne D. Short
Cash Payments	3,487,000	—	—	—	—
Annual Cash Incentive(1)	—	1,600,000	1,600,000	1,600,000	—
Long-Term Cash Incentive(2)	—	799,786	799,786	799,786	799,786
Insurance Benefits	—	2,000,000	480,000	—	—
Acceleration of Equity(3)	11,679,435	11,022,506	11,022,506	—	12,975,448

Total(4)	15,166,435	15,422,292	13,902,292	2,399,786	13,775,234

D. Ellen Wilson
Cash Payments	2,937,000	—	—	—	—
Annual Cash Incentive(1)	—	1,350,000	1,350,000	1,350,000	—
Long-Term Cash Incentive(2)	—	676,282	676,282	676,282	676,282
Insurance Benefits	—	2,000,000	405,000	—	—
Acceleration of Equity(3)	6,405,203	7,948,106	7,948,106	—	8,816,290

Total(4)	9,342,203	11,974,388	10,379,388	2,026,282	9,492,572

(1)
Represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer's estate, if applicable) based upon a prorated portion of the award that the executive officer would have received but for his or her death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2015 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2015.

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(2)
With respect to "Death," "Disability" and "Retirement," represents the maximum amount the Compensation Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer's estate, if applicable) based upon the portion of the incentive periods the executive officer served prior to death, disability or retirement and measurement of Company and executive performance based on performance through the end of the fiscal year of the Company which ends closest to the executive officer's date of death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 3 to the 2015 Grants of Plan-Based Awards table. With respect to "Change in Control," represents the amount payable by the Company or its successor to each executive officer (or to be credited to the named executive officer's account in the Company's Executive Savings Plan if a timely deferral election is in effect), which is a prorated portion of the maximum long-term cash incentive award for which the executive officer is eligible for the 2014-2016 and 2015-2017 performance periods.

(3)
Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2015 ($117.64), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2015 ($117.64) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2015 ($117.64). If maximum performance is achieved for the performance shares, the amounts for Acceleration of Equity would be (a) for "For Good Reason or Not for Cause," $39,726,048 for Mr. Hemsley; $26,242,616 for Mr. Wichmann; $28,547,575 for Mr. Renfro; $15,865,184 for Ms. Short; and $7,707,478 for Ms. Wilson; (b) for "Death" and "Disability," $28,809,761 for Mr. Hemsley; $21,285,188 each for Messrs. Wichmann and Renfro; $13,255,313 for Ms. Short; and $8,382,198 for Ms. Wilson; (c) for "Retirement," $39,726,048 for Mr. Hemsley; and (d) for "Change in Control," $39,726,048 for Mr. Hemsley; $28,547,575 each for Messrs. Wichmann and Renfro; $17,161,197 for Ms. Short; and $10,118,564 for Ms. Wilson.

For "For Good Reason or Not for Cause," the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance. For "Retirement," the amount includes the value of certain unvested equity awards granted in 2013, 2014 and 2015 that will continue to vest and be exercisable for a period of five years (but not after the award's expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2015. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2015, Mr. Hemsley had met the retirement eligibility provisions. Mr. Renfro's employment agreement provides that he will be deemed retirement eligible if he terminates employment for Good Reason or his employment is terminated by the Company without Cause.

(4)
Does not include value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.

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PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. As required by the Exchange Act, we are seeking shareholders' views on our executive compensation philosophy and practices through an advisory vote on the following resolution at the Annual Meeting:

  "Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures."

The Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures appear on pages 29-63 of this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that our executive compensation program attracts and retains highly qualified executives while linking executive compensation directly to Company-wide performance and long-term shareholder interests. In deciding how to vote on this proposal, the Board of Directors asks you to consider the key points with regard to our executive compensation program included in the "Executive Summary" section on pages 27-28 of this proxy statement.

This advisory proposal, commonly referred to as a "say-on-pay" proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board and the Compensation Committee will review and consider them when evaluating our executive compensation program. More than 95% of the votes cast were in favor of our executive compensation program at each of our annual meetings since our inaugural vote in 2011. The next say-on-pay advisory vote will occur at our 2017 Annual Meeting of Shareholders. The next advisory vote regarding the frequency of say-on-pay votes will also occur at our 2017 Annual Meeting of Shareholders.

In addition to our annual advisory vote to approve the Company's executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year where appropriate through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

For these reasons, the Board of Directors recommends that you vote FOR approval of the compensation of the named executive officers, as disclosed in this proxy statement. Executed proxies will be voted FOR approval of the compensation of the named executive officers unless you specify otherwise.

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AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company's Standards for Director Independence. The Audit Committee operates under a written charter adopted by the Board of Directors which you may access in the corporate governance section of our website at www.unitedhealthgroup.com/About/CorporateGovernance.aspx.

The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Company's internal audit function, and assisting the Board of Directors in its oversight of enterprise risk management. Management has primary responsibility for the Company's consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2002.

While it is not the duty of the Audit Committee to plan or conduct audits, the Audit Committee discusses with the Company's independent registered public accounting firm and the internal auditors the overall scope and plans for their respective audits. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States of America, and auditing management's assessment of the effectiveness of internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting.

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services that the independent registered public accounting firm may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by the independent registered public accounting firm under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved.

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Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and Deloitte in separate sessions the Company's consolidated financial statements for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, management's annual report on the Company's internal control over financial reporting and Deloitte's attestation. The Audit Committee also discussed with management and Deloitte the process used to support certifications by the Company's CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the SEC and the process used to support management's annual report on the Company's internal controls over financial reporting.

The Audit Committee discussed with Deloitte matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. Deloitte also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm's independence. In considering the independence of Deloitte, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of Deloitte. In connection with its selection of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2016, the Audit Committee conducted a performance evaluation of Deloitte's services.

Based upon the Audit Committee's review of the financial statements, independent discussions with management and Deloitte, and the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations of the Audit Committee's role, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Members of the Audit Committee

Glenn M. Renwick, Chair
Robert J. Darretta
Michele J. Hooper

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Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014 represent fees billed by the Company's principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, "Deloitte & Touche"). The Audit Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2015 and 2014 by Deloitte & Touche, as reflected in the table below.

	Year

Fee Category	2015	2014
Audit Fees	$17,576,000	$16,138,000
Audit-Related Fees(1)	4,501,000	3,554,000

Total Audit and Audit-Related Fees	$22,077,000	$19,692,000
Tax Fees(2)	842,000	710,000
All Other Fees(3)	623,000	296,000

Total	$23,542,000	$20,698,000

(1)
Audit-Related Fees for 2015 and 2014 include benefit plan and other required audits, an audit of one of our subsidiaries, certain AICPA agreed-upon procedures, internal control assessments and due diligence services.

(2)
Tax Fees include tax compliance, planning and support services. In 2015 and 2014 approximately $439,000 and $311,000, respectively, of Tax Fees were related to international tax services. In 2015 and 2014 approximately $148,000 and $123,000, respectively, of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, review of the tax treatment for certain expenses and claims for refunds).

(3)
All Other Fees include consulting fees and in 2015 also include fees relating to communications training.

Audit Committee's Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche and has concluded that these services are compatible with maintaining the firm's ability to serve as our independent registered public accounting firm.

Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted a Policy for Approval of Independent Auditor Services (the "Policy") outlining the scope of services that Deloitte & Touche may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee

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has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Policy. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee and the Policy is evaluated and updated periodically by the Audit Committee.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2016. Deloitte has been retained as our independent registered public accounting firm since 2002. The Audit Committee is responsible for approving audit fees associated with the retention of Deloitte. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. Further, as part of the Audit Committee's assessment of Deloitte and in conjunction with the mandated rotation of the audit firm's lead engagement partner, in November 2015, the Audit Committee interviewed candidates to become Deloitte's new lead engagement partner and following those interviews, selected the individual who will become the new lead engagement partner in 2017.

The Board of Directors has proposed that shareholders ratify the appointment of Deloitte at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.

Representatives of Deloitte are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to questions from shareholders.

The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2016. Executed proxies will be voted FOR ratification of this appointment unless you specify otherwise.

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ANNUAL MEETING

Questions and Answers About the Annual Meeting and Voting

1.     What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, an advisory vote to approve our executive compensation, and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management, Chairs of each standing Board committee and representatives of Deloitte & Touche LLP will be available to respond to questions from shareholders.

2.     What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dannette L. Smith and Amy L. Schneider to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2016 Annual Meeting of Shareholders. The proxies also may be voted at any adjournments or postponements of the meeting.

3.     What is a proxy statement?

The Company's Board of Directors is soliciting proxies for use at the 2016 Annual Meeting of Shareholders. A proxy statement is a document we give you when we are soliciting your vote pursuant to SEC regulations.

4.     What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record. If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials ("Notice") or the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

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5.     How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person, if you vote your proxy over the Internet or by telephone, or by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.     How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and Annual Report for the year ended December 31, 2015 on the Internet at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com and following the enrollment instructions.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.     How do I attend the Annual Meeting? What do I need to bring?

To attend the Annual Meeting, you will need to bring an admission ticket and valid photo identification.

Only our shareholders are entitled to attend the meeting. The procedure you must follow in order to attend the meeting depends on whether you are a shareholder of record or a street name holder of our common stock.

Shareholders of Record. If you are a shareholder of record and received a Notice, the Notice is your admission ticket. If you are a shareholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Street Name Holders. If you hold your shares in street name, bring with you to the Annual Meeting valid photo identification and your most recent brokerage statement or a letter from your broker or other nominee indicating that you hold our shares. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in Question 8.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with meeting guidelines and procedures that will be available at the meeting. A copy of the meeting guidelines and procedures is also available on our website at www.unitedhealthgroup.com/Investors/AnnualMeeting.aspx.

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8.     How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank's or broker's authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.     What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

  •
  in certificate form;

  •
  in book-entry form; and

  •
  in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on June 1, 2016.

10.  How can I listen to the live webcast of the Annual Meeting?

You can listen to the live webcast of the Annual Meeting by logging on to our website at www.unitedhealthgroup.com and clicking on "Investors" and then on the link to the webcast. An archived copy of the webcast will also be available on our website for 14 days following the Annual Meeting.

11.  What different methods can I use to vote?

By Written Proxy. All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareholders'

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identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person. All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in Question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

12.  What is the record date and what does it mean?

The record date for the Annual Meeting is April 8, 2016. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On April 8, 2016, there were 950,209,407 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the Delaware General Corporation Law. Owners of record of common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

13.  If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  signing another proxy card with a later date and delivering it to an officer of the Company before the Annual Meeting;

  •
  voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 5, 2016;

  •
  voting at the Annual Meeting; or

  •
  notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

  •
  submitting new voting instructions in the manner provided by your bank or broker; or

  •
  contacting your bank or broker to request a legal proxy in order to vote your shares in person at the Annual Meeting.

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14.  Are votes confidential? Who counts the votes?

We hold the votes of all shareholders in confidence from directors, officers and employees except:

  •
  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

  •
  in the case of a contested proxy solicitation;

  •
  if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

  •
  to allow the independent inspectors of the election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained Carl T. Hagberg & Associates to act as independent inspector of the election.

15.  How may I confirm my vote was counted?

We are offering our shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning May 23, 2016 and for up to two months after the Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

16.  What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:

  •
  vote in favor of a nominee;

  •
  vote against a nominee; or

  •
  abstain from voting with respect to a nominee.

A director nominee will be elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against" the nominee. To address a provision in Delaware law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes "for" than "against" his or her election in an uncontested election to tender his or her resignation from the Board of Directors following certification of the shareholder vote. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign within 90 days of certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which is available on our website at www.unitedhealthgroup.com.

The Board of Directors recommends a vote FOR each of the nominees.

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17.  What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals shareholders may:

  •
  vote for the proposal;

  •
  vote against the proposal; or

  •
  abstain from voting on the proposal.

18.  What vote is needed to approve each of the other proposals?

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm must be approved by the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. For the advisory vote to approve our executive compensation, there is no minimum approval necessary for the proposal since it is an advisory vote; however, the Board of Directors will consider the results of the advisory vote when considering future executive compensation decisions.

19.  What is the Board's recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

  •
  The Board of Directors recommends a vote FOR each of the director nominees.

  •
  The Board of Directors recommends a vote FOR advisory approval of the Company's executive compensation.

  •
  The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

20.  What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

  •
  FOR the election of all director nominees;

  •
  FOR the advisory approval of our executive compensation;

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

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21.  Are my shares voted if I do not provide a proxy?

If you are a shareholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter. The election of directors and the advisory vote to approve our executive compensation are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as "broker non-votes."

22.  How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors and have the effect of an "AGAINST" vote on the proposal seeking advisory approval of our executive compensation and the ratification of the appointment of the Company's independent registered public accounting firm. Broker non-votes have no effect on the vote for any matter at the meeting.

23.  Does the Company have a policy about directors' attendance at the Annual Meeting of Shareholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason. All of our directors attended the 2015 Annual Meeting.

24.  What are the deadlines for submitting director nominees and other shareholder proposals for the 2017 Annual Meeting?

Shareholder Director Nominations for Inclusions in the Company's Proxy Materials (Proxy Access). To be considered for inclusion in our proxy statement for our 2017 Annual Meeting, director nominations submitted pursuant to Section 3.04 of our Bylaws must be received at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, no earlier than November 23, 2016 and no later than December 23, 2016, and must be submitted in accordance with Section 3.04 of our Bylaws. If we do not receive the information required by our Bylaws by the deadline described above, the director nominee will be excluded from our proxy statement for our 2017 Annual Meeting.

Other Shareholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials. To be considered for inclusion in our proxy statement for our 2017 Annual Meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received no later than December 23, 2016 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2017 Annual Meeting.

Other Shareholder Proposals for Presentation at the 2017 Annual Meeting. A shareholder proposal that is not submitted for inclusion in our proxy statement for our 2017 Annual Meeting, but is instead sought to be presented

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at the 2017 Annual Meeting, must comply with the "advance notice" deadlines in our Bylaws. As such, these shareholder proposals must be received no earlier than February 6, 2017, and no later than the close of business on March 8, 2017. These shareholder proposals must be in writing and received within the "advance notice" deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. These shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive a shareholder proposal and the required information by the "advance notice" deadlines described above, the proposal may be excluded from consideration at the 2017 Annual Meeting. The "advance notice" requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

25.  How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc., to assist with the solicitation of proxies for a base fee of $22,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

26.  Where can I find more information about my voting rights as a shareholder?

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

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Security Ownership of Certain Beneficial Owners and Management

The following table provides information about shareholders known to us to beneficially own more than 5% of the outstanding shares of our common stock, based solely on the information filed by such shareholders in 2016 for the year ended December 31, 2015 on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1)	67,868,131	7.10%
55 East 52nd Street
New York, New York 10055

FMR LLC(2)	56,428,041	5.92%
245 Summer Street
Boston, Massachusetts 02210

The Vanguard Group(3)	54,496,944	5.71%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Wellington Management Group LLP(4)	53,813,453	5.65%
c/o Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02210

(1)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2016. BlackRock, Inc. reported having sole voting power over 58,544,953 shares, sole dispositive power over 67,830,137 shares, and shared voting and dispositive power over 37,994 shares.

(2)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 12, 2016. FMR LLC reported having sole voting power over 5,702,785 shares and sole dispositive power over 56,428,041 shares.

(3)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2016. The Vanguard Group reported having sole voting power over 1,778,075 shares, shared voting power over 95,500 shares, sole dispositive power over 52,637,742 shares and shared dispositive power over 1,859,202 shares.

(4)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by Wellington Management Group LLP on February 11, 2016. Wellington Management Group LLP reported having shared voting power over 13,643,685 shares and shared dispositive power over 53,813,453 shares.

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The following table provides information about the beneficial ownership of our common stock as of March 23, 2016 by each director and nominee for director, each named executive officer, and by all of our current directors, executive officers and director nominees as a group. As of March 23, 2016, there were 953,814,834 shares of our common stock issued, outstanding and entitled to vote.

Name of Beneficial Owner or Identity of Group	Ownership of Common Stock		Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of March 23, 2016	Total(1)	Percent of Common Stock Outstanding

William C. Ballard, Jr.	67,892	(2)	65,000	132,892	*

Edson Bueno, M.D.	8,416,905		305,466	8,722,371	*

Richard T. Burke	2,118,682	(2)(3)	86,870	2,205,552	*

Robert J. Darretta	39,879	(2)(4)	56,621	96,500	*

Michele J. Hooper	29,359	(2)	35,000	64,359	*

Rodger A. Lawson	25,063	(2)	0	25,063	*

Glenn M. Renwick	39,496	(2)	33,929	73,425	*

Kenneth I. Shine, M.D.	28,055	(2)	625	28,680	*

Gail R. Wilensky, Ph.D.	53,682	(2)	67,200	120,882	*

Stephen J. Hemsley	3,060,886	(5)(6)	142,362	3,203,248	*

David S. Wichmann	559,553	(5)	88,161	647,714	*

Larry C. Renfro	153,444		88,161	241,605	*

Marianne D. Short	31,768		65,102	96,870	*

D. Ellen Wilson	14,783		75,136	89,919	*

All current directors, executive officers and director nominees as a group (15 individuals)	14,639,447	(7)	1,109,633	15,749,080	1.65%

*
Less than 1%.

(1)
Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 23, 2016 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)
Includes the following number of vested deferred stock units which are considered owned under the Company's stock ownership guidelines for directors: Mr. Ballard — 19,592 deferred stock units; Mr. Burke — 19,592 deferred stock units; Mr. Darretta — 36,539 deferred stock units; Ms. Hooper — 25,989 deferred stock units; Mr. Lawson — 18,063 deferred stock units; Mr. Renwick — 37,456 deferred stock units; Dr. Shine — 28,055 deferred stock units; and Dr. Wilensky — 19,592 deferred stock units.

(3)
Includes 86,000 shares held in trust for the benefit of Mr. Burke's children. Mr. Burke does not have voting or investment power over these shares and disclaims beneficial ownership of these shares.

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(4)
Includes 3,340 shares held by Mr. Darretta in a margin account for which no loans are outstanding. To discourage pledging shares of the Company's common stock, our insider trading policy requires advance approval of the Compensation Committee of any pledging of common stock by directors, executive officers and other members of management. Pledges that existed prior to the policy's adoption in November 2012 have been grandfathered. Mr. Darretta continues to satisfy our stock ownership guidelines when pledged shares are excluded from his individual holdings. The three-month average trading volume for the Company's common stock was 3,676,424 as of March 23, 2016.

(5)
Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley — 305.0780 shares; and Mr. Wichmann — 228.6168 shares. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(6)
Includes 24,000 shares held in a charitable foundation which are beneficially owned by Mr. Hemsley.

(7)
Includes the indirect holdings included in footnotes 3, 5 and 6.

Householding Notice

We have adopted "householding" procedures that allow us to deliver one Notice or single copies of proxy statements and annual reports to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.

If you participate in householding but wish to receive a separate copy of the Notice, this proxy statement or our 2015 Annual Report to Shareholders, please notify us at: Secretary to the Board of Directors, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (877) 536-3550. You may opt-in or opt-out of householding at any time by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone (800) 468-9716. Your householding election will apply to all materials mailed more than 30 days after your request is received.

Your participation in the householding program is encouraged. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 6 of the "Questions and Answers About the Annual Meeting and Voting" section of this proxy statement.

We have been notified that some banks and brokers will household proxy materials. If your shares are held in "street name" by a bank or broker, you may request information about householding from your bank or broker.

Other Matters at Meeting

In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals will be presented at the 2016 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named as proxies will vote on such matters according to their individual judgment.

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OTHER INFORMATION

Certain Relationships and Transactions

Approval or Ratification of Related-Person Transactions

The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Audit Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com. Under the policy, "related-person" transactions are prohibited unless approved or ratified by the Audit Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) directly or indirectly involving:

  •
  A director or an immediate family member of a director in which an executive officer of the Company is directly or indirectly a participant and the amount involved exceeds $1.00; or

  •
  A director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members, in which the Company or its subsidiaries is directly or indirectly a participant and the amount involved exceeds $120,000; provided that if a director is an executive officer of an entity that is a party to a transaction with the Company or its subsidiaries, and the director was actively involved in the transaction, then the amount shall be $1.00.

Related-person transactions under the policy do not include:

  •
  Indemnification and advancement of expenses made pursuant to the Company's Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

  •
  Interests arising solely from the ownership of a class of the Company's equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

  •
  Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, the Company determines whether a transaction falls under the definition of a related-person transaction requiring review by the Audit Committee. In determining whether to approve or ratify a related-person transaction, the Audit Committee will consider, among other things, whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under the Company's Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Audit Committee, participate in some or all of the Audit Committee's discussions of the related-person transaction. Any related-person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or other actions will be taken in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

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As required under SEC rules, transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.

Related-Person Transactions

Transactions with Edson Bueno

Set forth below is information regarding certain business relationships between Amil and related persons, most of which existed prior to the closing of the acquisition of a majority interest in Amil by the Company in October 2012. At the time of the Amil acquisition, we reviewed the various business relationships then in effect and determined it was in the best interest of Amil and the Company that they be preserved. We also believed, and continue to believe, that Dr. Bueno's experience and knowledge of international health care and integrated care systems, and training and experience as a physician and entrepreneur with deep expertise across the continuum of care, make him a valuable member of our Board. Dr. Bueno and his business partner, Dr. Dulce Pugliese, continue to own approximately 10% of Amil's outstanding common shares and have committed to retain such shares for at least five years from the date of the Company's acquisition of Amil, or October 26, 2017, subject to certain exceptions. Dr. Bueno has the right to put the shares to the Company and the Company has the right to call the Amil shares upon expiration of the five-year term, unless accelerated upon certain events, at a fair market value to be determined by appraisal firms selected by the Company and Dr. Bueno.

The Audit Committee of the Board of Directors has ratified the relationships set forth below. U.S. dollar amounts have been converted into U.S. dollars based on an exchange rate of R$3.90 to US$1.00, the average exchange rate for the year ended December 31, 2015. These exchange rates are the same exchange rates used for financial reporting purposes.

Diagnosticos da America S.A. ("DASA"). As of December 31, 2015, Dr. Bueno owned directly and through an affiliated entity a minority interest in DASA and had voting control over a majority of DASA's shares. Dr. Bueno's son is the president of DASA. DASA provides vaccinations, diagnostic services and laboratory and pathology tests to many customers in Brazil, including Amil plan members. Services outside of São Paulo, Brazil are provided pursuant to a contract which automatically renews for successive 36-month terms. Services in São Paulo are provided pursuant to a contract with a term ending in 2026 (which is renewable for successive 15-year terms). Amil generally receives a discount on services provided to its members ranging from 2% to 12.5%, depending on volume. Amil has granted DASA the exclusive right to provide laboratory and pathology testing services at approximately 64 locations in São Paulo during the term of the contract and receives a discount on services ranging from 4% to 15%, depending on volume. From January 1, 2015 to December 31, 2015, Amil paid DASA $84.9 million, which reflects discounts over market rates in part due to exclusivity arrangements. The Company believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Hospital Investments. Dr. Bueno indirectly owns a majority interest in seven hospitals located in Rio de Janeiro, São Paulo and Brasilia that provide medical services to Amil plan members. Services to Amil plan members represent approximately 26% of the aggregate revenue of these hospitals during the period from January 1, 2015 through December 31, 2015. The services are provided pursuant to contracts between Amil and each individual hospital. The contracts will expire in 2022. From January 1, 2015 to December 31, 2015, Amil paid these hospitals $64.4 million for services to Amil plan members. The Company believes that the contract terms are equal to what could be obtained from unaffiliated third parties and are comparable to, or lower than, rates that are charged to

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other Brazilian health plans. Amil also has a right of first offer and a right of first refusal to purchase interests in these hospitals should Dr. Bueno or his affiliates determine to transfer their interests to third parties within ten years from the date of the closing, or October 26, 2022.

Aeromil Táxi Aéreo Limitada ("Aeromil"). In connection with the Company's acquisition of Amil, Amil sold 80% of Aeromil, an air taxi business, to Dr. Bueno to comply with Brazilian restrictions on foreign ownership of such businesses. Aeromil provides on-demand emergency medical transport services to Amil. The cost to Amil for such services is based on the operating costs (including utilization and maintenance) of the relevant aircraft. From January 1, 2015 to December 31, 2015, Amil paid Aeromil $405,200 for emergency medical transport services. Amil is entitled to receive dividends equaling 99.9% of the profits of Aeromil and has an irrevocable option to purchase all of Dr. Bueno's shares in Aeromil at a price of approximately $15 million, the price paid by Dr. Bueno for his stake in Aeromil. Amil's call option has an indefinite term so long as each party holds stock in Aeromil. Dr. Bueno is restricted from selling his shares in Aeromil except pursuant to Amil's call option.

LAVE BRAS Gestão de Têxteis S.A. ("LAVE BRAS"). Dr. Bueno has an indirect minority interest in LAVE BRAS, a privately-held Brazilian company that provides industrial laundry services to hospitals. In 2015, Amil paid LAVE BRAS and its subsidiaries $3.1 million for industrial laundry services provided to Amil's hospitals. The Company believes that the contract terms are equal to or better than what could be obtained from unaffiliated third parties.

Federação Nacional de Saúde Suplementar. Dr. Bueno is a vice president of Federação Nacional de Saúde Suplementar, a consortium of major health care providers in Brazil that partner together to exchange experiences, promote organized debates about major challenges of the sector, and strengthen institutional representation before society and government. In 2015, Amil paid Federação Nacional de Saúde Suplementar approximately $1.1 million in membership and related fees.

Property Leases. Dr. Bueno has an indirect majority ownership interest in entities from which Amil leases medical facilities and office space. Amil paid approximately $12.6 million for property leases to the entities in 2015.

Employment of Family Members of Executive Officer

Matt Renfro, Larry Renfro's son, and Paul Leary, Larry Renfro's brother-in-law, are employed at Optum. The compensation paid to each of these employees is consistent with the Company's overall compensation principles based on the employees' years of experience, performance and positions within the Company.

Transactions with 5% Shareholders

BlackRock Inc. beneficially owns approximately 7.1% of our common stock. The Company paid BlackRock $2.7 million for investment management fees in 2015. BlackRock maintains a self-funded health insurance plan through the Company and paid the Company $1.8 million for administrative services in 2015.

FMR LLC beneficially owns 5.92% of our common stock. The Company and its employees paid Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC, $1.6 million in investment and benefits management fees in 2015. Fidelity maintains a self-funded health insurance plan through the Company and paid the Company $15.4 million for administrative services and $411,400 for software products in 2015.

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit Committee Matters	5	Annual Meeting	6	Other Information

The Vanguard Group ("Vanguard") owns 5.71% of our common stock. Vanguard purchases health insurance through the Company and paid the Company $817,600 in insurance premiums in 2015.

Wellington Management Group LLP ("Wellington") owns 5.65% of our common stock. The Company paid Wellington $4.6 million in investment management fees in 2015. Wellington maintains a self-funded health insurance plan through the Company and paid the Company $1.3 million for administrative services in 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Dr. Bueno had one untimely Form 4 in 2015 relating to a non-qualified stock option grant. Except for the foregoing, based solely on our review of these reports and written representations from our executive officers and directors, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements during 2015.

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure and should not be considered a substitute for or superior to a financial measure calculated in accordance with GAAP. Management believes that the use of adjusted earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. This non-GAAP measure does not reflect all of the expenses associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider this measure in isolation.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED NET EARNINGS AND EARNINGS PER SHARE1
(in millions, except per share data)
(unaudited)

	Year Ended December 31, 2015	Year Ended December 31, 2014
GAAP net earnings	$5,813	$5,619
Intangible amortization, net of tax effects	423	341

Adjusted net earnings	$6,236	$5,960

GAAP diluted earnings per share	$6.01	$5.70
Intangible amortization, net of tax effects per share	0.44	0.34

Adjusted diluted earnings per share	$6.45	$6.04

1
GAAP and adjusted net earnings and earnings per share are attributable to UnitedHealth Group common shareholders.

VIEW MATERIALS & VOTE SCAN TO UNITEDHEALTH GROUP INCORPORATED 9900 BREN ROAD EAST MINNETONKA, MN 55343 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on June 5, 2016, or June 1, 2016 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on June 5, 2016, or June 1, 2016 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by June 5, 2016. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 6, 2016 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow Vote Confirmation is available 24 hours after your vote is received beginning May 23, 2016, with the final vote tabulation remaining available through August 5, 2016. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E08925-P75606 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UNITEDHEALTH GROUP INCORPORATED The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors For Against Abstain For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Advisory approval of the Company’s executive compensation. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016. 1a. William C. Ballard, Jr. 3. 1b. Edson Bueno, M.D. 1c. Richard T. Burke 1d. Robert J. Darretta 1e. Stephen J. Hemsley 1f. Michele J. Hooper 1g. Rodger A. Lawson 1h. Glenn M. Renwick 1i. Kenneth I. Shine, M.D. 1j. Gail R. Wilensky, Ph.D. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! Yes ! No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date XXXX XXXX XXXX XXXX

ADMISSION CARD 2016 Annual Meeting of Shareholders Monday, June 6, 2016 10:00 a.m. Pacific Time Anthony Marlon Auditorium UnitedHealthcare, a UnitedHealth Group company 2700 North Tenaya Way Las Vegas, Nevada 89128 PLEASE ADMIT NON-TRANSFERABLE If you plan to attend the 2016 Annual Meeting of Shareholders, please write your name and address in the space provided below and present this admission card and photo identification at the registration desk. Name: Address: ____ You may vote your proxy at any time over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials. For directions to the 2016 Annual Meeting, please see the information posted at www.unitedhealthgroup.com/annualmeeting. E08926-P75606 UNITEDHEALTH GROUP INCORPORATED Annual Meeting of Shareholders June 6, 2016 10:00 a.m. Pacific Time This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint each of Dannette L. Smith and Amy L. Schneider each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2016 Annual Meeting of Shareholders and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR all of the nominees for director in Proposal 1 and FOR Proposals 2 and 3, and in the discretion of the named proxies on all other matters that may properly come before the meeting. If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an Internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 11:59 p.m. Eastern Time on June 1, 2016, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: